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Exhibit 10.1

AGREEMENT AND PLAN OF MERGER
by and among
NATIONAL SEMICONDUCTOR CORPORATION,
NESSHIN ACQUISITION SUB, INC.,
INNOCOMM WIRELESS, INC., AND
BERNARD XAVIER, DANIEL MEACHAM
AND IBRAHIM YAYLA
Dated as of February 2, 2001

i

4.27	Customers and Suppliers	27
4.28	Environmental Matters.	28
4.29	Brokers; Transaction Costs.	29
4.30	No Other Agreements to Sell innoCOMM or the Assets	29
4.31	Material Misstatements or Omissions	29
4.32	Securities Laws	29
	ARTICLE V. REPRESENTATIONS AND WARRANTIES OF NATIONAL	30
5.1	Organization of National	30
5.2	Authorization	30
5.3	No Conflict or Violation; Consents	30
5.4	No Brokers	31
5.5	Litigation	31
5.6	National Shares	31
5.7	SEC Documents	31
	ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF MERGER SUB	31
6.1	Organization of Merger Sub	31
6.2	Authorization	31
6.3	Legal Proceedings	31
	ARTICLE VII. ACTIONS PRIOR TO THE CLOSING	32
7.1	Conduct of Business	32
7.2	Investigation by National	33
7.3	Notification of Certain Matters	33
7.4	Restrictions on Certain Transactions	33
7.5	Approval of Shareholders; Conversion of innoCOMM Preferred Stock.	34
7.6	Employee Benefit Matters.	34
7.7	Employment Agreements, Non-Compete Agreements and Other Employee Matters	34
7.8	Export Control Violations.	34
7.9	Further Assurances	34
7.10	Collection of Micronas Receivable.	35
7.11	Indemnification.	35
7.12	Obligations of Merger Sub.	36
	ARTICLE VIII. CONDITIONS TO OBLIGATIONS of innoCOMM and Founders	36
8.1	Representations, Warranties and Covenants	36
8.2	Consents	36
8.3	No Court Orders	36
8.4	Closing Documents	36
8.5	Opinion of Counsel	36
8.6	Shareholder Approval	37
	ARTICLE IX. CONDITIONS TO OBLIGATIONS of national and merger sub	37
9.1	Representations, Warranties and Covenants	37
9.2	Shareholder Approval	37
9.3	Approvals	37
9.4	No Actions or Court Orders	37
9.5	Opinion of Counsel	37
9.6	Employee Matters and Non-Compete Agreements	37
9.7	Certificates	38

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9.8	Closing Documents	38
9.9	No Material Adverse Change	38
9.10	401(k) Plan	38
9.11	280G Shareholder Approval	38
9.12	Export Control Violations.	38
9.13	Micronas Agreement.	38
	ARTICLE X. CLOSING	39
10.1	Deliveries of Documents by Founders and innoCOMM to National	39
10.2	Deliveries of Documents by National to Founders and innoCOMM	39
	ARTICLE XI. ACTIONS BY FOUNDERS, innoCOMM AND NATIONAL AFTER THE CLOSING	39
11.1	Books and Records; Tax Matters.	39
	ARTICLE XII. INDEMNIFICATION	39
12.1	Survival of Representations	39
12.2	Indemnification.	40
12.3	No Right of Indemnification or Contribution	42
	ARTICLE XIII. SHAREHOLDER REPRESENTATIVE	42
13.1	Election and Replacement	42
	ARTICLE XIV. MISCELLANEOUS	43
14.1	Termination.	43
14.2	Assignment; No Third-Party Beneficiaries	44
14.3	Notices	44
14.4	Choice of Law	45
14.5	Entire Agreement; Amendments and Waivers	45
14.6	Counterparts	45
14.7	Invalidity	46
14.8	Expenses	46
14.9	Publicity	46
14.10	Specific Performance.	46
14.11	Attorneys' Fees	46
14.12	Service of Process, Consent to Jurisdiction.	46
14.13	Cumulative Remedies	46
14.14	Sterling Fees	46

iii

TABLE OF SCHEDULES

Schedule 1.1(a)	Employee Shareholders
Schedule 1.1(b)	Employees to Sign Employment Agreements
Schedule 1.1(c)	Financial Statements
Schedule 1.1(d)	Individuals to Sign Non-Compete Agreements
Schedule 4.1	Foreign Qualifications
Schedule 4.2	Option Spreadsheet
Schedule 4.3	Founder Share Ownership
Schedule 4.5	Officers and Directors of innoCOMM
Schedule 4.6	Bank Accounts, Safe Deposit Boxes and Authorized Persons
Schedule 4.8	Certain Changes or Events
Schedule 4.9	Title to Assets and Encumbrances
Schedule 4.11	Fixtures and Equipment
Schedule 4.12	Contracts
Schedule 4.13	Consents
Schedule 4.14	Permits
Schedule 4.17	Litigation
Schedule 4.19	Employee Plans
Schedule 4.20	Transactions with Related Parties
Schedule 4.22	Proprietary Rights
Schedule 4.23	Tax Matters
Schedule 4.24	Insurance Policies
Schedule 4.25	Purchase Commitments and Outstanding Bids
Schedule 4.27	Customers and Supplies
Schedule 7.1(b)	Permitted Share Issuances
Schedule 7.6(a)	Employees Eligible to Receive National Options
Schedule 7.9	Required Consents
Schedule 9.6	Technical Employees

TABLE OF EXHIBITS

Exhibit A	Form of Agreement of Merger
Exhibit B	Form of Non-Compete Agreement
Exhibit C	Summary of innoCOMM Wireless, Inc. Incentive Bonus Plan
Exhibit D	Form of Opinion of Counsel to National
Exhibit E	Form of Opinion of Counsel to innoCOMM

AGREEMENT AND PLAN OF MERGER

    This Agreement and Plan of Merger (this "Agreement") is entered into as of February 2, 2001 by and among (i) National Semiconductor Corporation, a Delaware corporation ("National"), (ii) Nesshin Acquisition Sub, Inc., a California corporation and a wholly-owned subsidiary of National ("Merger Sub"), (iii) innoCOMM Wireless, Inc., a California corporation ("innoCOMM"), and (iv) Bernard Xavier, Daniel Meacham and Ibrahim Yayla, each an individual and a shareholder of innoCOMM (together, "Founders").

RECITALS

A.
National owns 100% of the issued and outstanding shares of capital stock of Merger Sub.

B.
National, Merger Sub and innoCOMM deem it advisable and in the best interests of their respective shareholders for Merger Sub to merge with and into innoCOMM pursuant to this Agreement.

C.
Concurrently with the execution of this Agreement and as an inducement to National to enter into this Agreement, the Founders and each of the holders of innoCOMM Series A Preferred Stock have entered into Shareholder Support Agreements with National (the "Shareholder Support Agreements"), pursuant to which such shareholders have agreed, among other things, to vote their shares to approve this Agreement and the Merger (as defined).

D.
In the Merger, innoCOMM will be the surviving corporation, the shares of innoCOMM will be converted into the right to receive consideration in accordance with the terms hereof, and the shares of Merger Sub will be converted into shares of Surviving Corporation (as defined).

AGREEMENT

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

    1.1  Defined Terms. As used herein, the terms below shall have the following meanings:

  "Affiliate" of a Person means any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

  "Agreement of Merger" means the Agreement of Merger by and between Merger Sub and innoCOMM to be filed with the California Secretary of State in the form attached hereto as Exhibit A.

  "Ancillary Agreements" means the Employment Agreements, Non-Compete Agreements and other agreements, certificates and documents required hereunder to consummate the Closing.

  "Assets" means all of innoCOMM's right, title and interest in and to the properties, assets and rights of any kind, whether tangible or intangible, real or personal.

  "Balance Sheet" means the balance sheet of innoCOMM as of the Balance Sheet Date.

  "Balance Sheet Date" means September 30, 2000.

  "Books and Records" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, ledgers, financial data, files, reports, product and design manuals, plans, drawings, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in electronic media and whether owned by innoCOMM or its Affiliates.

  "Business" means the business of innoCOMM as conducted on the date hereof.

  "California GCL" means the General Corporation Law of the State of California, as in effect from time to time.

  "Cause" means: (i) any criminal act or acts for which an employee of innoCOMM and/or National is convicted or to which such employee pleads guilty or enters a plea of no contest, which criminal act or acts is or are punishable by imprisonment of twelve months or more, (ii) any act of fraud or any material act of dishonesty committed by such employee in the course of his or her employment, (iii) such employee's continued failure to perform his or her material duties of employment for a period of thirty (30) days after written notice has been provided to him or her, or (iv) a material breach by such employees of any National policy, or any confidentiality, proprietary information, or non-compete agreement between such employee and National.

  "Closing" means the consummation of the transactions contemplated by this Agreement on the Closing Date.

  "Closing Date" means the date to be specified by National and innoCOMM, which shall be no later than the third business day following the satisfaction or waiver of all of the conditions set forth in Article VIII and in Article IX hereof. It is the intent of the parties that the Closing Date be on or prior to February 15, 2001, or as promptly as practicable thereafter.

  "Closing Place" means such location agreed upon by the parties or, in the absence of such an agreement, the offices of Latham & Watkins at 12636 High Bluff Drive, Suite 300, San Diego, CA 92130.

  "Code" means the Internal Revenue Code of 1986.

  "Confidentiality Agreement" means that certain Confidential Disclosure Agreement dated September 13, 2000 between innoCOMM and National.

  "Consents" means any and all licenses, permits, franchises, approvals, authorizations, consents or waivers from third parties (including governmental authorities and parties to the Contracts) that are (i) required for the consummation of the transactions contemplated by this Agreement or (ii) necessary or desirable in order that innoCOMM can conduct the Business after the Effective Time in all material respects in the same manner as before the Effective Time.

  "Contracts" means all agreements, contracts, leases, purchase orders, undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, instruments, obligations and commitments to which innoCOMM is a party or by which innoCOMM or any Assets are currently bound or affected, whether written or oral.

  "Court Order" means any judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

  "Default" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract, or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

  "Effective Time" means the time on the Closing Date when the Merger shall become effective, which shall be 5:00 p.m., California time, on the date the Agreement of Merger is filed with the California Secretary of State, or such other date and time as the parties may agree in writing, or, if later, such time as the Agreement of Merger is certified as filed by the California Secretary of State.

  "Employee Shareholders" shall mean the Founders and the other holders of shares of innoCOMM Common Stock and innoCOMM Options listed on Schedule 1.1(a) hereto.

  "Employment Agreements" means the employment agreements to be entered into by National and each of the individuals listed on Schedule 1.1(b) hereto on or prior to the Closing Date.

  "Encumbrance" means any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other similar right of any third parties, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

  "ERISA" means the Employee Retirement Income Security Act of 1974.

  "Excess Transaction Costs" means (i) any actual, reasonable fees and expenses of legal counsel, accountants and any other advisors, representatives or consultants incurred by innoCOMM in excess of $120,000 in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, excluding any fees or expenses payable to Sterling, and (ii) all amounts greater than the lesser of (x) One Million Dollars ($1,000,000.00) or (y) fifty percent (50%) of the actual fees and expenses payable to Sterling in connection with the services rendered by Sterling to innoCOMM in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

  "Financial Statements" means the unaudited balance sheets and related statements of income, cash flow and shareholders' equity for innoCOMM for the period ended December 31, 1999, together with any notes thereon and the unaudited balance sheet and related unaudited statements of income, cash flow and shareholders' equity for innoCOMM for the nine-month period ended on the Balance Sheet Date, together with any notes thereto, all of which are attached as Schedule 1.1(c).

  "Fixtures and Equipment" means all of the furniture, fixtures, furnishings, office equipment, development tools and equipment, lab equipment, spare parts, tooling, molds, mask sets, database tapes, test tapes, test fixtures and equipment, patterns, dies, computers and software (including any source or object codes therefor or documentation relating thereto and computer aided design equipment and software), and other tangible personal property owned by innoCOMM, wherever located and including any such Fixtures and Equipment in the possession of any of its respective suppliers or other vendors, except to the extent such items would constitute Proprietary Rights, which are addressed separately herein.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), or in such other statements by such entity as may be in general use by significant segments of the U.S. accounting profession, which are applicable to the facts and circumstances on the date of determination.

  "Good Reason" shall mean the occurrence of any of the following without the written consent of the affected employee: (i) a reduction in the base salary of such employee as in effect immediately prior to such reduction, unless such reduction occurs as part of a general reduction of salaries of employees at the same job level within National, (ii) the requirement of the employee to relocate to a location outside San Diego County, or (iii) the material breach by National of an employment agreement between National and the affected employee or the material breach by National of any of its covenants in this Agreement running in favor of the affected employee in a manner that directly and materially adversely affects the affected employee.

  "innoCOMM Common Stock" means the common stock, no par value per share, of innoCOMM.

  "innoCOMM Options" means options to purchase innoCOMM Common Stock granted by innoCOMM prior to the Closing Date pursuant to the Stock Option Plan.

  "innoCOMM Preferred Stock" means the preferred stock, no par value per share, of innoCOMM, designated as Series A Preferred Stock and Series B Preferred Stock.

  "Inventory" means all merchandise owned and intended for resale and all raw materials, work in process, finished goods, wrapping, supply and packaging items and similar items, whether or not located on the premises, on consignment to a third party, or in transit or storage.

  "Liabilities" mean any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

  "Material Adverse Effect" means in respect of any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or would be reasonably likely to be materially adverse to the assets, properties (whether tangible or intangible), condition (financial or otherwise), results of operations, business or prospects of such entity and its subsidiaries taken as a whole; provided, however, that none of the following shall be deemed by itself or themselves, either alone or in combination, to constitute a Material Adverse Effect: (a) conditions affecting the wireless integrated circuit design industry as a whole or the U.S. economy as a whole, or (b) with respect to innoCOMM, any disruption of a customer, supplier or strategic partner relationship arising directly out of or resulting directly from actions contemplated by the parties hereto in connection herewith or which is directly attributable to the announcement of this Agreement and the transactions contemplated hereby.

  "Merger" means the merger of Merger Sub into innoCOMM in accordance with this Agreement and the Agreement of Merger.

  "National Average Price" means the average closing price of National Common Stock as reported on the NYSE Composite Tape for the five consecutive trading days ending on the trading day prior to the date hereof.

  "National Common Stock" means the common stock, par value $.50 per share, of National.

  "National Options" means options to acquire National Common Stock.

  "Non-Compete Agreement" means the Non-Compete Agreement to be entered into between National and each of the individuals listed on Schedule 1.1(d) hereto on or prior to the Closing Date substantially in the form of Exhibit B hereof.

  "NYSE" means the New York Stock Exchange.

  "Permits" mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary for the conduct or operation of the Business or ownership of the Assets.

  "Person" means any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture, governmental agency or authority.

  "Proprietary Rights" means all (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof, (e) trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (f) other proprietary rights, (g) copies and tangible embodiments thereof (in whatever form or medium) and (h) licenses granting any rights with respect to any of the foregoing.

  "Regulations" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, principles of law and orders of any foreign, federal, state or local government and any other governmental department or agency, including Environmental Laws, import/export, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

  "Related Party" means any Founder, any of the officers and directors of innoCOMM, any Affiliate of innoCOMM, any holder of ten percent (10%) or more of the outstanding shares of any class or series of capital stock of innoCOMM, any Affiliate or immediate family member of a Founder or the respective officers and directors of any such Affiliate, or any Person in which any of innoCOMM, any Founder or any Affiliate of any such Person or any immediate family member of a Founder has any direct or material indirect interest.

  "Representative" means any officer, director, principal, attorney, agent, employee or other representative of any Person.

  "Restated Articles" means the Fourth Amended and Restated Articles of Incorporation of innoCOMM as filed with the Secretary of State of the State of California on October 27, 2000.

  "Securities Act" means the Securities Act of 1933.

  "Shareholder Representative" shall mean Bernard Xavier, or any person appointed as a successor Shareholder Representative pursuant to Section 13.1 hereof.

  "Shareholders" means the holders of shares of capital stock of innoCOMM on the Closing Date and, for purposes of Sections 3.7, 12.1, 12.2(f) and 12.3, also means the holders of innoCOMM Options on the Closing Date.

  "Sterling" means Sterling Business Group.

  "Stock Option Plan" means the Analog Circuit Technologies 1999 Stock Option Plan, as amended to date.

  "Tax Return" means any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction (foreign or domestic) with respect to Taxes, including information returns, and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

  "Taxes" mean any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, service, license, net worth, payroll, franchise and transfer and recording, imposed by the Internal Revenue Service or any taxing authority (whether domestic or foreign, including any federal, state, county, local or foreign government or any subdivision or taxing agency thereof (including a U.S. possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

  "To the knowledge" of a party (or similar phrases) means (i) the actual knowledge of such party or (ii) the knowledge that such party would have had following a reasonable investigation if, under the circumstances, a reasonable person would have determined such investigation was required or appropriate in making the applicable representation or warranty.

    1.2  Other Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
401(k) Plan	9.11
Actions	4.17
Actual Adjustment Amount	3.7
Adjusted Per Share Price	3.2
Adjusted Consideration	3.2
Adjustment Amount	3.7
Agreement	Preamble
Benefit Arrangement	4.19(a)
Damage Threshold	12.2(f)
Damages	12.2(a)
Determination	3.7
Disclosure Schedule	Article IV
Dissenting Shares	3.6
Employee Plans	4.19(a)
Environmental Conditions	4.28(a)
Environmental Laws	4.28(a)
ERISA Affiliate	4.19(a)
Estimated Adjustment Amount	3.7
Exchange Act	7.4(a)
Founders	Preamble
Hazardous Substance	4.28(a)
Indemnified Parties	7.12
Indemnified Liabilities	7.12
innoCOMM	Preamble
innoCOMM's Closing Certificate	9.1
innoCOMM's Owned Proprietary Rights	4.22

innoCOMM's Proprietary Rights	4.22
innoCOMM's Secretary's Certificate	9.7
Instrument	13.2
Majority	13.1
Merger Sub	Preamble
Micronas	7.11
Micronas Agreement	7.11
Multiemployer Plan	4.19(a)
National	Preamble
National Shares	3.3
National's Closing Certificate	8.1
PBGC	4.19(a)
Pension Plan	4.19(a)
Proposed Acquisition Transaction	7.4(a)
Release	4.28(a)
Shareholder Support Agreements	Recitals
Subsidiary	4.19(a)
Surviving Corporation	2.2(a)
Third Party Proprietary Rights	4.22
Transferred Employees	7.5(b)
Welfare Plan	4.19(a)
Working Capital	3.7

    1.3  Interpretation Provisions.

    (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The term "or" is disjunctive but, depending on the context, not necessarily exclusive. The terms "include" and "including" are not limiting and mean "including without limitation."

    (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

    (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

    (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

    (e) The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

    (f)  The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of this Agreement.

ARTICLE II

MERGER

    2.1  Filings Subject to the provisions hereof, on the Closing Date, National, Merger Sub and innoCOMM shall cause the Agreement of Merger to be filed with the California Secretary of State in accordance with the California GCL.

    2.2  Merger. At the Effective Time, subject to the terms and conditions set forth in this Agreement and in accordance with the California GCL:

    (a) the Merger shall become effective, Merger Sub shall merge into innoCOMM, the separate existence of Merger Sub shall cease, and innoCOMM shall continue as the surviving corporation ("Surviving Corporation");

    (b) the Articles of Incorporation, as amended, of Merger Sub as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of Surviving Corporation, until duly amended in accordance with applicable law;

    (c) the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of Surviving Corporation, until altered, amended, or repealed; and

    (d) each share of innoCOMM Common Stock and innoCOMM Preferred Stock outstanding immediately prior to the Effective Time shall be canceled and converted as provided in Article III hereof.

    2.3  Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall become the directors and officers, respectively, of Surviving Corporation, each such director and officer to hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of Surviving Corporation and applicable law. innoCOMM shall use reasonable efforts to cause each director of innoCOMM to tender his resignation prior to the Effective Time, each such resignation to be effective as of the Effective Time.

    2.4  Further Assurances. innoCOMM agrees that if, at any time after the Effective Time, Surviving Corporation shall consider or be advised that any further deeds, assignments, or assurances are necessary or desirable to vest, perfect, or confirm in Surviving Corporation title to any property or rights of innoCOMM, Surviving Corporation and its proper officers and directors may execute and deliver all such proper deeds, assignments, and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in Surviving Corporation and otherwise to carry out the purpose of this Agreement, in the name of innoCOMM or otherwise.

ARTICLE III

CONVERSION OF SHARES

    3.1  Conversion of Merger Sub Shares. At the Effective Time, each issued and outstanding share of capital stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and non-assessable share of the common stock of the Surviving Corporation.

    3.2  Conversion of innoCOMM Common Stock and innoCOMM Preferred Stock.

    (a) At the Effective Time, each share of innoCOMM Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive in cash, without interest, $0.20.

    (b) At the Effective Time, each share of innoCOMM Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive in cash, without interest, $1.0986.

    (c) At the Effective Time, each share of innoCOMM Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares (as defined herein)) shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled and extinguished and converted into the right to receive in cash, without interest, an amount equal to the quotient of (A) the Adjusted Consideration (as defined below) divided by (B) the sum of (x) the total number of shares of innoCOMM Common Stock outstanding three days before the Closing Date plus (y) the total number of shares of innoCOMM Common Stock issuable upon conversion of shares of innoCOMM Preferred Stock outstanding three days before the Closing Date plus (z) the total number of shares of innoCOMM Common Stock subject to innoCOMM Options, warrants or other convertible securities three days before the Closing Date (such amount, the "Adjusted Per Share Price"). For purposes of this Agreement, the "Adjusted Consideration" means an amount equal to One Hundred Thirty Million Dollars ($130,000,000) (i) reduced by the absolute value of the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a positive number, (ii) increased by the absolute value of the Estimated Adjustment Amount, if the Estimated Adjustment Amount is a negative number, and (iii) reduced by the Excess Transaction Costs, if any.

    (d) The amounts described in clauses (a) - (c) shall be paid in accordance with Section 3.5; provided, however, that the aggregate amount payable to each Employee Shareholder shall be further subject to Section 3.3; and provided further that payments with respect to any shares of innoCOMM Common Stock that are subject to forfeiture or vesting restrictions as of the date hereof shall be subject to Section 3.9.

    3.3  Payments to Employee Shareholders. Notwithstanding Section 3.5 below, the aggregate amount payable to each Employee Shareholder pursuant to Sections 3.2 and 3.4 shall be payable in three equal installments, as follows:

    (a) The first installment payable to each Employee Shareholder shall be due and payable immediately following the Effective Time upon the surrender by such Employee Shareholder of his or her certificate representing innoCOMM Common Stock or innoCOMM Preferred Stock, as the case may be, in accordance with Section 3.5(a);

    (b) The second installment payable to each Employee Shareholder shall be due and payable upon the later of (i) the one-year anniversary of the Effective Time and (ii) the surrender by such Employee Shareholder of his or her certificate representing innoCOMM Common Stock or innoCOMM Preferred

Stock, as the case may be, in accordance with Section 3.5(a); provided, however, that the amounts payable to the Employee Shareholders pursuant to this Section 3.3(b) shall be reduced, on a pro rata basis among the Employee Shareholders based upon the number of shares of innoCOMM Common Stock held by each such Employee Shareholder or subject to innoCOMM Options held by such Employee Shareholder immediately prior to the Effective Time, to the extent of the amount by which the Actual Adjustment Amount exceeds the Estimated Adjustment Amount, as calculated pursuant to Section 3.7, to the extent of any indemnity claim previously asserted by National, its Affiliates and its and their respective Representatives pursuant to Section 12.2 and to the extent of any expenses incurred by the Shareholder Representative for which the Shareholder Representative seeks reimbursement from the Employee Shareholders in the manner contemplated by Section 13.2. Any amounts remaining after the final resolution of the foregoing claims, if any, shall be allocated among the Employee Shareholders on a pro rata basis based upon the number of shares of innoCOMM Common Stock held by each such Employee Shareholder or subject to innoCOMM Options held by such Employee Shareholder immediately prior to the Effective Time and distributed in the manner contemplated by this Section 3.3(b); and

    (c) The third installment payable to each Employee Shareholder shall be due and payable upon the later of (i) the two-year anniversary of the Effective Time and (ii) the surrender by such Employee Shareholder of his or her certificate representing innoCOMM Common Stock in accordance with Section 3.5(a); provided, however, National shall pay the installment payable to each Founder (but not any of the other Employee Shareholders) pursuant to this clause (c) in shares of National Common Stock (the "National Shares") if (A) such Founder has been continuously employed by National or an Affiliate of National from the Effective Time through the second anniversary of the Effective Time, or such Founder was terminated by National without Cause or terminated his employment for Good Reason, and (B) the average closing price of National Common Stock as reported on the NYSE Composite Tape for the five trading days prior to the second anniversary of the Effective Date exceeds the National Average Price. The number of shares of National Common Stock to be issued to any Founder shall equal the quotient of (x) the dollar amount of the third installment payment payable to such Founder divided by (y) the National Average Price. In the event National changes the number of shares of National Common Stock issued and outstanding as a result of a stock split, stock dividend or similar recapitalization with respect to such stock and the record date therefor (in the case of a stock dividend) or the effective date thereof (in the case of a stock split or similar recapitalization for which a record date is not established) shall be prior to the second anniversary of the Effective Time, the number of National Shares issuable pursuant to this Section 3.3(c) and, for purposes of clause (b) above, the National Average Price shall be proportionately adjusted.

    To the extent that an Employee Shareholder has surrendered his or her certificate representing innoCOMM Common Stock or innoCOMM Preferred Stock, as the case may be, in accordance with Section 3.5(a) prior to the first anniversary of the Effective Time, as the case may be, National shall make the second and third installment payments without further notice or inquiry from such Employee Shareholder. National shall make such payments by sending checks drawn on a National bank account to the last address provided by such Employee Shareholder to National.

    3.4  Treatment of innoCOMM Options. Prior to the Effective Time, innoCOMM shall offer to pay, subject to consummation of the Merger and subject to Section 3.9, each holder of an innoCOMM Option as of the Effective Time an amount equal to (x) the aggregate Adjusted Per Share Price into which the shares of innoCOMM Common Stock subject to such innoCOMM Option (whether vested or unvested) as of the Effective Time would have been converted under Section 3.2 if such innoCOMM Option had been exercised with respect to all of the shares subject thereto immediately prior to the Effective Time, reduced by (y) (I) the aggregate exercise price for the shares of innoCOMM Common Stock subject to such innoCOMM Option and (II) the amount of any withholding taxes which may be required on such payment (which National shall cause innoCOMM to duly withhold for the account of such option holder), in return for the cancellation of such innoCOMM Option; provided that in the case of Employee Shareholders, payment of such amount shall be made in accordance with Section 3.3 and the last sentence of this Section 3.4. Notwithstanding the foregoing, to the extent an Employee Shareholder has not been continuously employed by innoCOMM and/or National from the date hereof through the first or second anniversary of the Effective Time, as the case may be, the payment to be made to such Employee Shareholder on such date pursuant to Section 3.3 shall be reduced by multiplying it by a fraction, the numerator of which shall be the number of shares as to which such Employee Shareholder's innoCOMM Option(s) had vested immediately prior to the Effective Time and the denominator of which shall be the total number of shares of innoCOMM Stock subject to the Employee Shareholder's innoCOMM Option(s) immediately prior to the Effective Time, unless such Employee Shareholder's employment with innoCOMM and/or National was terminated without Cause or was terminated by such Employee Shareholder for Good Reason before such anniversary date, in which case the payment to be made to such Employee Shareholder pursuant to Section 3.3 on the first or second anniversary of the Closing Date, as the case may be, shall be determined pursuant to the following formula:

AP = P{V/T + N/12[(T-V)/T]}

Where:

  AP is the adjusted payment to be made to such Employee Shareholder on such date;

  P is the payment that would have been made to such Employee Shareholder if he or she had been continuously employed by innoCOMM, National or an Affiliate of National through the date of the payment;

  V is the number of shares as to which such Employee Shareholder's innoCOMM Option(s) had vested immediately prior to the Effective Time;

  T is the total number of shares of innoCOMM Stock subject to the Employee Shareholder's innoCOMM Option(s) immediately prior to the Effective Time; and

  N is the number of full months the Employee Shareholder was employed by innoCOMM and/or National following the Effective Time (in the case of the installment payment contemplated by Section 3.3(b)) or the first anniversary of the Effective Time (in the case of the installment payment contemplated by Section 3.3(c)).

    National shall cause the Surviving Corporation to make or otherwise arrange for the payment required by this Section 3.4 to each holder of an innoCOMM Option as soon as reasonably practicable after the Effective Time (or pursuant to Section 3.3, as the case may be), upon delivery to innoCOMM of the written agreement representing such innoCOMM Option and such other information or documents as innoCOMM or National may reasonably require.

    3.5  Surrender of Certificates.

    (a) As soon as practicable after the Effective Time, each Person holding a certificate or certificates representing shares of innoCOMM Common Stock or innoCOMM Preferred Stock issued and outstanding immediately prior to the Effective Time shall deliver such certificate(s), a letter of transmittal in a form to be agreed upon by innoCOMM and National, which will contain, among other things, such Person's mailing address, and a Form W-9 to Surviving Corporation or its transfer agent. In the event that any such holder no longer has in his or her possession any such certificate(s), such holder shall, in lieu of surrendering such certificate(s), deliver to Surviving Corporation an affidavit of that fact whereupon National may, in its reasonable discretion, require the holder of such lost certificate(s) to indemnify National against any claim that may be made against National or any of its Affiliates with respect to the certificate. Thereupon, each such holder shall be entitled to receive in exchange therefor cash consideration in the amount and in the manner described in Sections 3.2 and

3.3, without interest, and Surviving Corporation shall pay and National shall cause Surviving Corporation to pay such amount promptly to the holder.

    (b) Each certificate which immediately prior to the Effective Time evidenced shares of innoCOMM Common Stock or innoCOMM Preferred Stock shall, from and after the Effective Time until such certificate is surrendered to Surviving Corporation or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration per share described in Section 3.2. No interest shall be payable upon any cash consideration.

    (c) After the Effective Time, there shall be no transfers of any shares of innoCOMM Common Stock or innoCOMM Preferred Stock on the stock transfer books of Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of innoCOMM Common Stock or innoCOMM Preferred Stock are presented to Surviving Corporation, they shall be canceled and exchanged for the consideration per share provided for by Section 3.2.

    3.6  Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of innoCOMM capital stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Section 1300 of the California GCL, if such Section 1300 provides for appraisal rights for such shares in the Merger ("Dissenting Shares"), shall not be converted into the right to receive the consideration as provided in Section 3.2, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the California GCL. If, after the appraisal, any such holder fails to perfect or withdraws or loses his right to appraisal, then such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the consideration, if any, to which such holder is entitled. innoCOMM shall give National prompt notice of any demands received by innoCOMM for appraisal of shares and, prior to the Effective Time, National shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, innoCOMM shall not, except with the prior written consent of National, make any payments with respect to or settle or offer to settle, any such demands.

    3.7  Adjustment Amount. For purposes of this Agreement, "Adjustment Amount" shall mean the amount, if any, by which (i) the difference of (x) $266,451.07 minus (y) the product of (A) $22,500 times (B) the number of days, inclusive, between January 31, 2001 and the Closing Date exceeds (ii) the sum of (v) innoCOMM's Working Capital on the Closing Date plus (x) any Excess Transaction Costs appearing as current liabilities in accordance with GAAP plus (y) the amount of any current liabilities (determined in accordance with GAAP) as of the Closing Date associated with the offer to pay holders of innoCOMM Options the amounts contemplated by Section 3.4 in return for the cancellation of such innoCOMM Options plus (z) the amount of any current liabilities (determined in accordance with GAAP) as of the Closing Date associated with the incentive bonus program to be adopted by innoCOMM pursuant to Section 7.6(b) hereof. "Working Capital" shall mean the amount by which innoCOMM's current assets determined in accordance with GAAP exceed innoCOMM's current liabilities determined in accordance with GAAP. The above calculation of the Adjustment Amount assumes that innoCOMM's Working Capital on the Closing Date reflects either the payment by innoCOMM or the accrual by innoCOMM of (i) up to $120,000 for the actual, reasonable fees and expenses of legal counsel, accountants and any other advisors, representatives or consultants incurred by innoCOMM in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby, excluding any fees or expenses payable to Sterling, and (ii) up to $1,000,000 for fifty percent (50%) of the fees and expenses payable to Sterling in connection with the services rendered to innoCOMM in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby. As contemplated by Section 3.2(c), the Adjustment Amount may be a negative number. At least five business days prior to the Closing, innoCOMM shall estimate the Adjustment Amount (which estimated amount is referred to herein as the "Estimated Adjustment Amount"). The Adjusted Consideration shall be based on the Estimated Adjustment Amount as determined above. Within 90 days after the Effective Time, National shall prepare and deliver to the Shareholder Representative a determination (the "Determination") of the actual amount of the Adjustment Amount as of the Closing Date (which actual amount is referred to herein as the "Actual Adjustment Amount") including the basis for such Determination. If, within 30 days after the date on which a Determination is delivered to the Shareholder Representative, the Shareholder Representative shall not have given written notice to National setting forth in detail any objections to such Determination, then such Determination shall be final and binding on the parties hereto. In the event the Shareholder Representative gives written notice of any objection to such Determination within such 30-day period, National and the Shareholder Representative shall use all reasonable efforts to resolve the dispute within 30 days following the receipt by National of the written notice from the Shareholder Representative. If the parties are unable to reach an agreement within such 30-day period, the matter shall be submitted to a nationally-recognized accounting firm mutually agreeable to the parties (other than KPMG LLP) or chosen by lot among the remaining "big five" (or such lesser number, if applicable) nationally-recognized firms if the parties are unable to so mutually agree for determination of the Actual Adjustment Amount which shall be final and binding upon National and the Shareholder Representative. National and the Employee Shareholders shall each contribute 50% of all fees and costs charged by the accounting firm in connection with the resolution of any such dispute. To effect any such contribution required to be made by the Employee Shareholders pursuant to the foregoing sentence, the parties shall reduce the Actual Adjustment Amount by an amount equal to the required contribution. National will provide the Shareholder Representative and his advisors with reasonable access to the books and records of innoCOMM for the purposes of evaluating the Determination and determining the Actual Adjustment Amount. If the Actual Adjustment Amount is greater than the Estimated Adjustment Amount, the aggregate payments remaining to be made by National to the Employee Shareholders pursuant to Section 3.3(b) shall be reduced by an amount equal to the difference between the Actual Adjustment Amount and the Estimated Adjustment Amount, with such reduction allocated on a pro rata basis among the Employee Shareholders based upon the number of shares of innoCOMM Common Stock held by each such Employee Shareholder or subject to innoCOMM Options held by such Employee Shareholder immediately prior to the Effective Time. If the Actual Adjustment Amount is less than the Estimated Adjustment Amount, National will promptly pay to the Shareholders and holders of innoCOMM Options pro rata based upon the number of shares of innoCOMM Common Stock held by each such Shareholder or subject to innoCOMM Options held by such Shareholder immediately prior to the Effective Time cash in an amount equal to the amount of the difference between the Estimated Adjustment Amount and the Actual Adjustment Amount.

    3.8  Taking of Necessary Action; Further Action. Each of National, Merger Sub, innoCOMM and the Founders shall take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable.

    3.9  Disqualified Individual Payments. Notwithstanding anything in Section 3.3 or 3.4 to the contrary, no payment thereunder with respect to (i) any shares of innoCOMM Common Stock that are subject to forfeiture or vesting restrictions as of the date hereof or (ii) an innoCOMM Option shall be made to any individual who is a "disqualified individual" (as defined in Section 280G(c) of the Code and the proposed Treasury Regulations promulgated thereunder) with respect to innoCOMM unless the right of such individual to receive such payment has been approved by the shareholders of innoCOMM in an approval satisfying the requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations promulgated thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF innoCOMM and FOUNDERS

    innoCOMM and each of the Founders jointly and severally make the following representations and warranties to National and Merger Sub, which representations and warranties are true and correct as of the date hereof and will be true and correct as of the Closing Date, except as set forth in the disclosure schedule delivered by innoCOMM and the Founders to National and Merger Sub on the date hereof, as the same may be updated on the Closing Date with respect to events or circumstances arising between the date hereof and the Closing Date (the "Disclosure Schedule"). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself).

    4.1  Organization of innoCOMM. innoCOMM is a corporation duly organized, validly existing and in good standing under the laws of the State of California. innoCOMM has full corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets. innoCOMM is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its properties, except where the failure to be so qualified would not have a Material Adverse Effect on innoCOMM. Each jurisdiction in which innoCOMM is qualified to do business as a foreign corporation is set forth in Schedule 4.1.

    4.2  Capitalization of innoCOMM.

    (a) There are (i) 20,000,000 shares of innoCOMM Common Stock authorized under the Restated Articles and (ii) 10,000,000 shares of innoCOMM Preferred Stock authorized under the Restated Articles, 2,500,000 of which are designated as Series A Preferred Stock and 2,730,882 of which are designated as Series B Preferred Stock. As of the date hereof, 10,430,000 shares of innoCOMM common stock are issued and outstanding, 2,500,000 shares of Series A Preferred Stock are issued and outstanding, and 2,730,882 shares of Series B Preferred Stock are issued and outstanding. The Shareholders of innoCOMM and the number, class and series of shares of innoCOMM capital stock held of record, and to the knowledge of innoCOMM, beneficially by each of them is set forth on Schedule 4.2.

    (b) As of the date hereof, (i) 3,500,000 shares of innoCOMM Common Stock are reserved for issuance upon the exercise of innoCOMM Options granted or available for grant under the Stock Option Plan, (ii) innoCOMM Options representing the right to purchase an aggregate of 2,640,900 shares of innoCOMM Common Stock are outstanding under the Stock Option Plan, and (iii) 554,100 shares of innoCOMM Common Stock are available for future grants of innoCOMM Options under the Stock Option Plan. innoCOMM has provided National a complete and accurate list of all such outstanding innoCOMM Options and the vesting schedules and exercise prices for such options, a copy of which is attached hereto as Schedule 4.2.

    (c) Except for the innoCOMM Preferred Stock and innoCOMM Options listed above and for this Agreement, as of January 31, 2001 there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of innoCOMM. Except for the aggregate of 5,580,882 shares of innoCOMM Common Stock reserved for issuance upon the conversion of the innoCOMM Preferred Stock and the aggregate of 3,195,000 shares of innoCOMM Common Stock reserved for issuance upon the exercise of innoCOMM Options granted or available for grant, no other shares of capital stock of innoCOMM are reserved for issuance.

    (d) All outstanding shares of innoCOMM Common Stock and innoCOMM Preferred Stock are, and any shares of innoCOMM Common Stock issuable upon exercise of any innoCOMM Option or on conversion of innoCOMM Preferred Stock will be, when issued in accordance with the terms thereof, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, innoCOMM's Restated Articles or Bylaws or any Contract. The shares of innoCOMM Common Stock and innoCOMM Preferred Stock and innoCOMM Options have been or will be issued in compliance with all federal and state corporate and securities laws.

    Except pursuant to this Agreement, there is outstanding no vote, plan or pending proposal for any redemption of innoCOMM capital stock.

    4.3  Ownership of Stock. On the Closing Date, each Founder will own all of the shares of innoCOMM capital stock issued in his name and set forth on Schedule 4.3, free and clear of any Encumbrances and subject to no restriction with respect to the voting or transfer thereof, except for those restrictions on transfer imposed by applicable federal and state securities laws.

    4.4  Authorization.

    (a) Subject to approval by the shareholders of innoCOMM in accordance with innoCOMM's Restated Articles and the California GCL, innoCOMM has all necessary power and authority to enter into this Agreement, the Agreement of Merger and the Ancillary Agreements to which it is a party and has taken all corporate action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Agreement of Merger and the Ancillary Agreements by innoCOMM, and the performance by innoCOMM of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of innoCOMM. This Agreement has been duly executed and delivered by innoCOMM and is a legal, valid and binding obligation of innoCOMM, enforceable against innoCOMM in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors. The Agreement of Merger will have been, as of the Effective Time, duly and validly executed by innoCOMM, and will be a legal, valid and binding obligation of innoCOMM, enforceable against innoCOMM in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

    (b) Each Founder has all necessary power and authority to enter into this Agreement and any Ancillary Agreements to which he is a party and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform his obligations hereunder and thereunder. This Agreement has been duly executed by each Founder and this Agreement is, and upon execution and delivery, each of the Ancillary Agreements to which any Founder is a party, will be, a legal, valid and binding obligation of such Founder, enforceable against such Founder in accordance with its terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

    4.5  Officers and Directors. Schedule 4.5 contains a list of all of the officers and directors of innoCOMM.

    4.6  Bank Accounts; Powers of Attorney. Schedule 4.6 contains a list of all innoCOMM's bank accounts, safe deposit boxes, and related powers of attorney, and persons authorized to draw thereon or have access thereto. innoCOMM has no outstanding powers of attorney except as contemplated above.

    4.7  Subsidiaries, etc. innoCOMM does not own or hold any equity interest of any kind in any Person.

    4.8  Absence of Certain Changes or Events. Except as set forth on Schedule 4.8, since the Balance Sheet Date there has not been any:

    (a) failure by innoCOMM to operate the Business in the ordinary course or failure to use commercially reasonable efforts to preserve the Business intact and to preserve for National the continued services of the employees and independent contractors and the goodwill of suppliers, customers and others having business relations with innoCOMM (except those suppliers, customers and others who are parties to contracts that innoCOMM is terminating in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby);

    (b) resignation or termination of any officer or employee;

    (c) increase in the rate of compensation payable or to become payable to any officer, employee or Representative of innoCOMM, including the making of any loan to, or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to, any such Person, or the addition to, modification of, or contribution to any Employee Plan other than the extension of coverage under such plan to others who became eligible after the Balance Sheet Date other than in the ordinary course of business consistent with past practice;

    (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or Assets to, or entering into of any Contract with, any Related Party, except (i) directors' fees, (ii) compensation to employees at the rates disclosed pursuant to Section 4.18(d) and (iii) customary travel and expense advances made in the ordinary course of business and consistent with past practice;

    (e) sale, assignment, license, transfer or encumbrance of any Assets tangible or intangible, singly or in the aggregate, other than sales of products and services and licenses in the ordinary course of business and consistent with past practice;

    (f)  new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

    (g) actual or threatened termination of any material customer account or group of accounts or actual or threatened material reduction in fees, purchases or royalties payable by any such customer or, to the knowledge of innoCOMM and Founders, the occurrence of any event that is likely to result in any such termination or reduction;

    (h) disposition or lapsing of any of innoCOMM's Proprietary Rights, in whole or in part or, to the knowledge of innoCOMM and Founders, any disclosure of any trade secret, process or know-how to any Person not an employee;

    (i)  change in accounting methods or practices by innoCOMM;

    (j)  revaluation by innoCOMM of any of the Assets, including writing off notes or accounts receivable other than for which reserves had been established;

    (k) material damage, destruction or loss (whether or not covered by insurance) affecting innoCOMM or any of the Assets or any other material adverse change in the financial condition, results of operations, properties, business or prospects of innoCOMM;

    (l)  declaration, setting aside or payment of dividends or distributions in respect of any capital stock of innoCOMM or any redemption, purchase or other acquisition of any of innoCOMM's equity securities by innoCOMM other than the repurchase of unvested shares at their original purchase price;

    (m) issuance or reservation for issuance by innoCOMM of any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities (other than shares of innoCOMM Common Stock issued upon the exercise of innoCOMM Options or conversion of innoCOMM Preferred Stock);

    (n) commitment by innoCOMM or by its executive officers on its behalf to issue or reserve for issuance any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

    (o) increase, decrease or reclassification of innoCOMM's authorized capital stock;

    (p) amendment of innoCOMM's Restated Articles;

    (q) capital expenditure or execution of any lease by innoCOMM, involving payments in excess of $25,000 in the aggregate;

    (r) failure to pay any material obligation of innoCOMM;

    (s) cancellation of any indebtedness or waiver of any rights of substantial value to innoCOMM, except in the ordinary course of business and consistent with past practice;

    (t)  indebtedness incurred by innoCOMM for borrowed money or any commitment to borrow money entered into by innoCOMM, or any loans made or agreed to be made by innoCOMM other than advances in the ordinary course of business consistent with past practice;

    (u) liability incurred by innoCOMM except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

    (v) payment, discharge or satisfaction of any Liabilities of innoCOMM other than the payment, discharge or satisfaction (i) in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date and (ii) of Liabilities (other than those contemplated by clause (i)) of innoCOMM involving $25,000 or less in the aggregate;

    (w) acquisition by innoCOMM of any equity interest in any other Person; or

    (x) agreement by innoCOMM to do any of the foregoing.

    4.9  Title to Assets. innoCOMM has sole, good and marketable fee simple title to the Assets (other than innoCOMM's Proprietary Rights, which are addressed separately in Section 4.22 below) except as set forth on Schedule 4.9. Except as set forth on Schedule 4.9, none of the Assets (other than innoCOMM's Proprietary Rights, which are addressed separately in Section 4.22 below) is subject to any Encumbrances.

    4.10  Sufficiency of Assets. The Assets (other than innoCOMM's Proprietary Rights, which are addressed separately in Section 4.22 below) are adequate for the operation of the Business as it is presently conducted.

    4.11  Fixtures and Equipment. Schedule 4.11 contains accurate lists and summary descriptions of all Fixtures and Equipment where the value of an individual item exceeds $25,000 or where an aggregate of similar items exceeds $100,000. All tangible assets and properties which are part of the Assets are in good operating condition and repair, normal wear and tear excepted, and are usable in the ordinary course of innoCOMM's business.

    4.12  Contracts.

    (a) Disclosure. As of the date of this Agreement, Schedule 4.12 sets forth a complete and accurate list of all of innoCOMM's Contracts of the following categories, as applicable:

       (i) Contracts not made in the ordinary course of business;

      (ii) Manufacturing or joint development agreements;

      (iii) License agreements or royalty agreements, whether innoCOMM is the licensor or licensee thereunder (other than shrink-wrap licenses);

      (iv) Confidentiality and non-disclosure agreements (whether innoCOMM is the beneficiary or the obligated party thereunder);

      (v) Customer orders or sales contracts under which the customer is to make a payment after the date hereof of $10,000 or more;

      (vi) Original equipment manufacturer agreements or distributor agreements;

     (vii) Research agreements;

     (viii) Output or requirement agreements;

      (ix) Contracts involving future expenditures or Liabilities, actual or potential, in excess of $10,000 after the date hereof or otherwise material to the Business or the Assets;

      (x) Contracts or commitments relating to commission arrangements with others;

      (xi) Employment contracts, consulting contracts and severance agreements, including those (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of innoCOMM or (B) that will result in the payment by, or the creation of any Liability to pay on behalf of National or innoCOMM any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

     (xii) Agreements providing for indemnification by innoCOMM of present or former directors or officers of innoCOMM;

     (xiii) Promissory notes, loans, agreements, indentures, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether innoCOMM shall be the borrower, lender or guarantor thereunder (excluding credit provided by innoCOMM in the ordinary course of business to purchasers of its products and obligations to pay vendors in the ordinary course of business and consistent with past practice);

     (xiv) Contracts containing covenants limiting the freedom of innoCOMM or any officer, director or employee of innoCOMM, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

     (xv) Any Contract with the federal, state or local government or any agency or department thereof;

     (xvi) Any Contract with a Related Party;

    (xvii) Leases of real or personal property;

    (xviii) Any Contract that relates to corporate governance, the voting or transfer of equity securities, the registration of any securities under the Securities Act or that grants any redemption or preemptive rights; and

     (xix) Any other material Contract.

      True, correct and complete copies of all of the Contracts listed on Schedule 4.12, including all amendments and supplements thereto, have been delivered to National.

    (b) Absence of Defaults. All of the Contracts listed on Schedule 4.12 are valid, binding and enforceable against innoCOMM and, to the knowledge of innoCOMM and the Founders, the other parties thereto in accordance with their terms with no existing (or to the knowledge of innoCOMM and Founders, threatened) dispute or material Default by innoCOMM. innoCOMM has fulfilled, or taken all action necessary to enable it to fulfill when due, all of its material obligations under each of the Contracts listed on Schedule 4.12. To the knowledge of innoCOMM and Founders, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in Default thereunder and no notice of any claim of Default has been given to innoCOMM or Founders.

    (c) Warranties. innoCOMM has not committed any act, and there has been no omission, which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of innoCOMM with respect to products designed, sold or services rendered.

    4.13  No Conflict or Violation; Consents. Except as set forth on Schedule 4.13, none of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by innoCOMM or Founders with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of innoCOMM's Restated Articles or Bylaws, (b) conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice, consent or approval under, or result in the creation of any Encumbrance upon any of innoCOMM's or such Founder's assets under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which innoCOMM or any Founder is a party or by which innoCOMM or any Founder is bound or to which any of its respective assets are subject, except as would not have a material adverse effect on the assets, properties (whether tangible or intangible), condition (financial or otherwise), results of operations, business or prospects of innoCOMM or (c) violate in any material respect any applicable Regulation or Court Order binding on innoCOMM. Except for (i) the approval of the Shareholders as required by the California GCL and innoCOMM's Restated Articles, (ii) the filing of the Agreement of Merger with the Secretary of State of the State of California, and (iii) as set forth on Schedule 4.13, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by innoCOMM or Founders in connection with the execution, delivery or performance of this Agreement and the consummation of the Merger. As of the Balance Sheet Date, the value of innoCOMM's Assets did not exceed $10 million, and innoCOMM does not have an "ultimate parent entity" within the meaning of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Regulations promulgated thereunder.

    4.14  Permits. Schedule 4.14 sets forth a complete list of all Permits held by innoCOMM. innoCOMM has, and at all times has had, all material Permits required under any applicable Regulation in its operation of the Business or in its ownership of the Assets (other than innoCOMM's Proprietary Rights, which are addressed separately in Section 4.22 below), and owns or possesses such Permits free and clear of all Encumbrances. innoCOMM is not in default, nor has innoCOMM or any Founder received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and except as set forth on Schedule 4.14, and will not be materially adversely affected by the completion of the transactions contemplated by this Agreement or the Ancillary Agreements.

    4.15  Financial Statements; Books and Records.

    (a) The Financial Statements are complete, are in accordance with the Books and Records, and, except as set forth on Schedule 4.15, fairly present the Assets, Liabilities and financial condition and results of operations indicated thereby in accordance with GAAP consistently applied throughout the periods covered thereby.

    (b) innoCOMM maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed with management's authorizations, (ii) transactions are recorded as necessary to permit preparation of the Financial Statements in accordance with GAAP (except as set forth on Schedule 4.15) and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management's authorization and (iv) except as set forth on Schedule 4.15, the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

    (c) The Books and Records, in reasonable detail, accurately and fairly reflect the activities of innoCOMM and the Business in all material respects and have been provided or otherwise made available to National for its inspection.

    (d) innoCOMM has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

    (e) The stock records and minute books of innoCOMM heretofore made available to National, in all material respects, fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its shareholders and board of directors and all committees thereof, all issuances, transfers and redemptions of innoCOMM's capital stock of which innoCOMM or Founders are aware and contain true, correct and complete copies of innoCOMM's Restated Articles and Bylaws and all amendments thereto through the date hereof.

    4.16  Liabilities. innoCOMM has no Liabilities or obligations (absolute, accrued, contingent or otherwise), except (i) liabilities which are reflected and properly reserved against in the Financial Statements, (ii) liabilities incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date, but in any event not greater than $50,000 except as set forth on Schedule 4.16 and (iii) liabilities arising under the Contracts (other than obligations which are required to be reflected on a balance sheet prepared in accordance with GAAP) set forth on Schedule 4.12 and which have arisen or been incurred in the ordinary course of business.

    4.17  Litigation. Except as set forth on Schedule 4.17, there is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, proceeding, investigation or dispute (collectively, "Actions") pending or, to the knowledge of innoCOMM and Founders, threatened or anticipated (i) against or relating to innoCOMM, any of the Assets or any of its officers and directors as such, (ii) which seek to enjoin or obtain damages in respect of the transactions contemplated hereby or by the Ancillary Agreements or (iii) with respect to which there is a reasonable likelihood of a determination which would prevent innoCOMM or Founders from consummating the transactions contemplated hereby and by the Ancillary Agreements. None of the Actions, if adversely determined against Founders, innoCOMM, its directors or officers, or any other Person could reasonably be expected to result in a loss to innoCOMM, individually or in the aggregate, in excess of $25,000. To the knowledge of innoCOMM and Founders, there is no basis for any Action, which if adversely determined against Founders, innoCOMM, its directors or officers, or any other Person could reasonably be expected to result in a loss to innoCOMM, individually or in the aggregate, in excess of $25,000. Except as specified in Schedule 4.17, there are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against innoCOMM, its Business or any of the Assets. Schedule 4.17 contains a complete and accurate description of all Actions to which

innoCOMM has been a party or which related to any of the Assets or innoCOMM's officers or directors as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by innoCOMM for collection of monies owed in the ordinary course of business.

    4.18  Labor Matters.

    (a) innoCOMM is not a party to any labor agreement with respect to its employees (which term shall include any part-time workers for purposes of this Section 4.18) with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make innoCOMM conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of innoCOMM. There is no unfair labor practice charge or complaint against innoCOMM pending before the National Labor Relations Board or any other governmental agency arising out of innoCOMM's activities, and innoCOMM and Founders have no knowledge of any facts or information which would give rise thereto; there is no labor strike or labor disturbance pending or threatened against innoCOMM nor is any grievance currently being asserted against it; and innoCOMM has not experienced a work stoppage or other labor difficulty. There are no material controversies pending or, to the knowledge of innoCOMM and Founders, threatened between innoCOMM and any of its employees, and innoCOMM and Founders are not aware of any facts which could reasonably result in any such controversy.

    (b) Except as set forth on Schedule 4.18, innoCOMM is in material compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes, and is not engaged in any unfair labor practice. innoCOMM is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

    (c) innoCOMM has not entered into any severance or similar arrangement in respect of any present or former employee that will result in any obligation (absolute or contingent) of National or innoCOMM to make any payment to any present or former employee following termination of employment. Except as provided in Section 3.4 or otherwise expressly provided herein or as set forth on Schedule 4.18, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration of the vesting of exercisability of any innoCOMM Options or in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

    (d) innoCOMM has provided National with a list of the names of all present employees and their current salary or hourly wages and other compensation payable by innoCOMM and copies of all outstanding offer letters.

    4.19  Employee Benefit Plans.

    (a) Definitions. The following terms, when used in this Section 4.19, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

       (i) "Benefit Arrangement" means any employment, consulting, severance or other similar contract, arrangement or policy and each material plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (A) is not a Welfare Plan, Pension

  Plan or Multiemployer Plan, (B) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by innoCOMM or an ERISA Affiliate or under which innoCOMM or any ERISA Affiliate may incur any liability, and (C) covers any employee or former employee of innoCOMM or any ERISA Affiliate (with respect to their relationship with such entities).

      (ii) "Employee Plans" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

      (iii) "ERISA Affiliate" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with innoCOMM, as defined in Section 414(b) or (c) of the Code.

      (iv) "Multiemployer Plan" means any "multiemployer plan," as defined in Section 4001(a)(3) of ERISA, (A) which innoCOMM, or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which innoCOMM or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee innoCOMM or any ERISA Affiliate (with respect to their relationship with such entities).

      (v) "PBGC" means the Pension Benefit Guaranty Corporation.

      (vi) "Pension Plan" means any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (A) which innoCOMM or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which innoCOMM or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of innoCOMM or any ERISA Affiliate (with respect to their relationship with such entities).

     (vii) "Subsidiary" means (A) any corporation in an unbroken chain of corporations beginning with innoCOMM, if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain; (B) any partnership in which innoCOMM is a general partner; or (C) any partnership in which innoCOMM possesses a 50% or greater interest in the total capital or total income of such partnership.

     (viii) "Welfare Plan" means any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, (A) which innoCOMM or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which innoCOMM or any ERISA Affiliate may incur any liability and (B) which covers any employee or former employee of innoCOMM or any ERISA Affiliate (with respect to their relationship with such entities).

    (b) Disclosure; Delivery of Copies of Relevant Documents and Other Information. Schedule 4.19 contains a complete list of Employee Plans which cover or have covered employees of innoCOMM or a Subsidiary (with respect to their relationship with such entities). True and complete copies of each of the following documents have been delivered to National by innoCOMM: (i) each Welfare Plan and Pension Plan (and, if applicable, related trust agreements) and all amendments thereto, all written summary plan descriptions or other interpretations thereof and written descriptions thereof which have been generally distributed to the employees of innoCOMM or its Subsidiaries and all annuity contracts or other funding instruments, (ii) each Benefit Arrangement including written interpretations thereof and written descriptions thereof which have been generally distributed to innoCOMM's employees and a complete description of any such Benefit Arrangement which is not in writing, (iii) the most recent determination, opinion, advisory or notification letter issued by the Internal Revenue Service with respect to each Pension Plan, (iv) for the three most recent plan years, Annual Reports on Form 5500

Series required to be filed with any governmental agency for each Pension Plan, and (v) a description setting forth the amount of any Liability of innoCOMM as of the Closing Date for payments more than 30 days past due with respect to each Welfare Plan.

    (c) Representations.

       (i) Pension Plans. No Pension Plan is subject to the minimum funding requirements of ERISA or the Code. Each Pension Plan, each related trust agreement, annuity contract or other funding instrument is intended to be qualified and tax-exempt under the provisions of Code Section 401(a) (or 403(a), as appropriate) and 501(a) and has either obtained from the Internal Revenue Service a favorable determination, opinion, advisory or notification letter, as applicable, as to its qualified status under the Code, or has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements for such a determination letter and to make any amendments necessary to obtain a favorable determination, and nothing has occurred since the issuance of any such determination, opinion, advisory or notification letter which could reasonably be expected to cause the loss of the qualified status of any Pension Plan.

      (ii) Multiemployer Plans. Neither innoCOMM nor any ERISA Affiliate contributes to, or within the past six years has been obligated to, contribute to any Multiemployer Plan.

      (iii) Welfare Plans. None of innoCOMM, any ERISA Affiliate or any Welfare Plan has any present or future obligation to make any payment to or with respect to any present or former employee of innoCOMM or any ERISA Affiliate pursuant to any retiree medical benefit plan, or other retiree Welfare Plan, and no condition exists which would prevent innoCOMM from amending or terminating any such benefit plan or Welfare Plan.

      (iv) Compliance with Law. Each Welfare Plan, Pension Plan and each related trust agreement, annuity contract or other funding instrument is intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) (or 403(a), as appropriate) and 501(a) and has been intended to be so qualified during the period from its adoption to date. Each Welfare Plan which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I of ERISA and Sections 162(k) and 4980B of the Code at all times in all material respects. Each Pension Plan, each related trust agreement, annuity contract or other funding instrument presently complies and has been maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including but not limited to ERISA and the Code. Neither innoCOMM nor any ERISA Affiliate has any liability for unpaid contributions with respect to any Pension Plan.

      (v) Benefit Arrangements. Each Benefit Arrangement which covers or has covered employees or former employees of innoCOMM or a Subsidiary (with respect to their relationship with such entities) has been maintained in material compliance with its terms and with the requirements prescribed by any and all Regulations which are applicable to such Benefit Arrangement, including the Code. Except as set forth in Schedule 4.19, and except as provided by law, the employment of all persons presently employed or retained by innoCOMM or a Subsidiary is terminable at will, at any time and without advance notice.

      (vi) Unrelated Business Taxable Income. No Employee Plan (or trust or other funding vehicle pursuant thereto) is subject to any Tax under Code Section 511.

     (vii) Deductibility of Payments. There is no Employee Plan, Contract or other plan or arrangement, covering any employee or former employee of innoCOMM or a Subsidiary (with respect to their relationship with such entities) that, individually or collectively, provides for the payment by innoCOMM or provision of benefits, giving effect to the transactions contemplated hereby, of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

     (viii) Fiduciary Duties and Prohibited Transactions. Neither innoCOMM nor any plan fiduciary of any Welfare Plan or Pension Plan which covers or has covered employees or former employees of innoCOMM or any ERISA Affiliate, has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in Section 4975(c)(1) of the Code, for which no exemption exists under Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code.

      (ix) No Amendments. Neither innoCOMM nor any ERISA Affiliate has any announced plan or legally binding commitment to create any additional Employee Plans or to amend or modify any existing Employee Plan except to the extent that any amendment to an Employee Plan may be required by law.

      (x) Certain Contracts. None of the Employee Plans holds any interest in any annuity contract, guaranteed investment contract or any other investment contract which is issued by an insurance company which is the subject of bankruptcy, receivership or conservatorship proceedings.

      (xi) No Acceleration of Rights or Benefits. Except as set forth on Schedule 4.19, neither the execution and delivery of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or creation of any rights of any person to benefits under any of the Employee Plans, including but not limited to the acceleration of the exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the creation of rights under any severance, parachute or change of control agreement.

     (xii) No Other Material Liability. No event has occurred in connection with which innoCOMM or any ERISA Affiliate or any Employee Plan, directly or indirectly, could be subject to any material liability (i) under any Regulation or governmental order relating to any Employee Plans or (ii) pursuant to any obligation of innoCOMM or any Subsidiary to indemnify any Person against liability incurred under, any such Regulation or order as they relate to the Employee Plans.

    4.20  Transactions with Related Parties. Except for compensation arrangements (a) in the ordinary course of business, (b) disclosed on Schedule 4.20 or (c) for amounts less than $10,000, to the knowledge of innoCOMM and Founders, no Related Party has (a) borrowed or loaned money or other property to innoCOMM which has not been repaid or returned, (b) any contractual or other claims, express or implied, of any kind whatsoever against innoCOMM or (c) had any interest in any property used by innoCOMM.

    4.21  Compliance with Law. innoCOMM has conducted the Business in material compliance with all applicable Court Orders and Regulations. Neither innoCOMM nor any Founder has received any notice to the effect that, or has otherwise been advised that, innoCOMM is not in compliance with any Court Orders or Regulations, and neither innoCOMM nor any Founder is aware of any existing circumstances that are likely to result in any material violation of any Court Order or Regulations.

    4.22  Intellectual Property.

    (a) General. Schedule 4.22 sets forth with respect to innoCOMM's Proprietary Rights: (i) for each patent and patent application, including petty patents and utility models and applications therefor, as applicable, the number, normal expiration date, title and priority information for each country in which such patent has been issued, or, the application number, date of filing, title and priority information for each country, (ii) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, the class of goods covered, the nature of the goods or services, the countries in which the names or mark is used and the expiration date for each country in which a trademark has been registered, (iii) for each copyright for which registration has been sought, whether or not registered, the date of creation and first publication of the work, the number and date of registration for each country in which a copyright application has been registered, (iv) for each mask work, whether or not registered, the date of first commercial exploitation and if registered, the registration number and date of registration and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications and application related documents and materials) which have been documented and are owned, controlled or used by or on behalf of innoCOMM or in which innoCOMM has any interest whatsoever have been provided or made available to National.

    (b) Adequacy. The Proprietary Rights owned by innoCOMM ("innoCOMM's Owned Proprietary Rights") or controlled or used by innoCOMM ("Third Party Proprietary Rights," and together with innoCOMM's Owned Proprietary Rights, "innoCOMM's Proprietary Rights") are all those necessary for the normal conduct of the Business as presently conducted and, to the knowledge of innoCOMM (without having conducted a patent search), as presently contemplated, including the design, manufacture and sale of all products currently under development, planned for development or in production.

    (c) Royalties and Licenses. innoCOMM has no obligation to pay royalties or other compensation for the use of any of innoCOMM's Proprietary Rights nor has innoCOMM granted to any Person any license, option or other rights to use in any manner any of innoCOMM's Proprietary Rights, whether requiring the payment of royalties or not, except as set forth in Schedule 4.22.

    (d) Ownership. innoCOMM owns or has a valid right to use innoCOMM's Proprietary Rights, and innoCOMM's Proprietary Rights will not cease to be valid rights of innoCOMM by reason of the execution, delivery and performance of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except as set forth on Schedule 4.22(d).

    (e) Absence of Claims. Neither innoCOMM nor any Founder has received any notice of (A) alleged invalidity with respect to any of innoCOMM's Proprietary Rights or (B) alleged infringement of any rights of others due to any activity by innoCOMM. To the knowledge of innoCOMM and Founders, innoCOMM's use of innoCOMM's Proprietary Rights in its past, current and planned products do not and would not infringe upon or otherwise violate the valid rights of any third party anywhere in the world. Except as set forth on Schedule 4.22, no other Person (i) has notified innoCOMM or Founders that it is claiming any ownership of or right to use any of innoCOMM's Proprietary Rights or (ii) to the knowledge of innoCOMM and Founders, is infringing upon any of innoCOMM's Proprietary Rights in any way.

    (f)  Protection of Proprietary Rights. innoCOMM has made the applications and filings pursuant to applicable laws listed on Schedule 4.22 to perfect or protect innoCOMM's Owned Proprietary Rights and has not taken any actions or omitted to take any actions, which actions or omissions would impair innoCOMM's ability to obtain patent, copyright or mask work protection pursuant to applicable laws or that would cause any of innoCOMM's Owned Proprietary Rights to lose its status as a trade secret or proprietary right of innoCOMM. The pending applications for innoCOMM's Owned Proprietary Rights have been duly filed, and all actions necessary or appropriate to protect innoCOMM's Owned Proprietary Rights have been taken. innoCOMM has taken all reasonable steps necessary or appropriate (including, entering into appropriate confidentiality, nondisclosure and proprietary rights agreements with officers, directors, subcontractors, independent contractors, full-time and part-time employees, licensees and customers in connection with the Assets or the Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, innoCOMM's Owned Proprietary Rights material to the Business. All documentation with respect to innoCOMM's Owned Proprietary Rights that constitute trade secrets are located at innoCOMM's offices in San Diego, California.

    4.23  Tax Matters.

    (a) Filing of Tax Returns. innoCOMM has timely filed with the appropriate taxing authorities all Tax Returns in respect of Taxes required to be filed. The Tax Returns filed are complete and accurate in all material respects. Except as specified in Schedule 4.23, innoCOMM has not requested any extension of time within which to file Tax Returns in respect of any Taxes.

    (b) Payment of Taxes. innoCOMM has, or will have, no liability for Taxes in respect to periods or partial periods ending on or before the Closing Date in excess of the sum of (i) the amounts paid in respect of Taxes prior to Closing, (ii) the amount of reserves established for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and tax income) as set forth in Schedule 4.23 or the Financial Statements and (iii) such additional reserve amounts as may be added by innoCOMM on its books (other than reserves described in the parenthetical in clause (ii) hereof) prior to Closing with respect to ordinary business operations of innoCOMM in accordance with innoCOMM's past custom and practice between the date of the Financial Statements and the Closing Date or between the date of the reserves as set forth in Schedule 4.23 and the Closing Date, as the case may be. All Taxes that innoCOMM is required by law to withhold or collect for periods ending on or before the Closing Date have been duly withheld or collected and have been timely paid over to the appropriate governmental authorities to the extent due and payable.

    (c) Audits, Investigations or Claims. No deficiencies for Taxes of innoCOMM have been claimed, proposed or assessed by any taxing or other governmental authority. Except as specified in Schedule 4.23, there are no pending or, to the knowledge of innoCOMM and Founders, threatened audits, assessments or other Actions for or relating to any Liability in respect of Taxes of innoCOMM, and there are no matters under discussion with any governmental authorities with respect to Taxes that are likely to result in an additional Liability for Taxes. Except as set forth in Schedule 4.23, neither innoCOMM nor any Founder has been notified that any taxing authority intends to audit a Tax Return for any other period. No extension of a statute of limitations relating to Taxes is in effect with respect to innoCOMM.

    (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the Assets.

    (e) Tax Elections. All elections with respect to Taxes affecting innoCOMM as of the date hereof were reflected or set forth on innoCOMM's Tax Returns for the 1999 Tax year. innoCOMM (i) has not made nor will make a consent dividend election under Section 565 of the Code; (ii) has not consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of the Assets; (iii) has not agreed, nor is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iv) has not made an election, nor is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; and (v) has not made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

    (f)  Prior Affiliated Groups. innoCOMM has never been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code.

    (g) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving innoCOMM, and, after the Closing Date, innoCOMM shall not be bound by any such Tax-sharing agreements or similar arrangements (entered into prior to the Closing) or have any Liability thereunder for amounts due in respect of periods prior to or after the Closing Date.

    (h) Partnerships. innoCOMM is not subject to any joint venture, partnership, or other arrangement or contract which is treated as a partnership for federal income tax purposes. innoCOMM is not a successor to any other Person by way of merger, reorganization or similar transaction.

    (i)  Foreign Person. For purposes of withholding under Section 1445 of the Code, neither innoCOMM nor any Founder is a "foreign person" as defined in Section 1445(f)(3) of the Code.

    (j)  No Withholding. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

    4.24  Insurance. Schedule 4.24 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which innoCOMM is the owner, insured or beneficiary. All of such policies are sufficient for (i) compliance with all material Regulations and all of the Contracts and (ii) covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of innoCOMM (taking into account the cost and availability of such insurance). innoCOMM is not in default under any of such policies or binders, and it has not prejudiced coverage by failing to give any notice or to present any claim under any such policy or binder in a due and timely fashion. There are no facts known to innoCOMM or Founders upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by innoCOMM through the Effective Time.

    4.25  Purchase Commitments and Outstanding Bids. Except as set forth on Schedule 4.25, as of the date of this Agreement, the aggregate of all accepted and unfulfilled orders for the performance of services entered into by innoCOMM does not exceed $5,000, and the aggregate of all Contracts for the purchase of supplies by innoCOMM does not exceed $10,000, all of which orders and Contracts were made in the ordinary course of business. There are no claims against innoCOMM for inadequate, incorrect or faulty services rendered by innoCOMM prior to or on the date hereof.

    4.26  Payments. Neither innoCOMM nor any of its Representatives acting on its behalf have, directly or indirectly, paid or delivered any fee, commission or other sum of money or property, however characterized, to any finder, agent, government official or other party, in the U.S. or any other country which either innoCOMM or any Founder knows or has reason to believe to have been illegal under any federal, state or local laws of the U.S. or any other country having jurisdiction. Neither innoCOMM nor, to its knowledge, any of its Representatives acting on its behalf, have accepted or received any unlawful contributions, payments, gifts or expenditures. innoCOMM has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers.

    4.27  Customers and Suppliers. Schedule 4.27 sets forth a complete and accurate list of the names and addresses of (i) the five customers who purchased from innoCOMM the greatest dollar volume of services and products during its last fiscal year, showing the approximate total sales in dollars to each such customer during such fiscal year, and (ii) all suppliers with sales to innoCOMM greater than $50,000 during the last fiscal year, showing the approximate total purchases in dollars by innoCOMM from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no adverse change in any material respect in the business relationship of innoCOMM with any customer or supplier named on Schedule 4.27. Neither innoCOMM nor any Founder has received any written communication from any customer or supplier named on Schedule 4.27 of any intention to return, terminate or materially reduce purchases from or supplies to innoCOMM under existing contracts.

    4.28  Environmental Matters.

    (a) Definitions. The following terms, when used in this Section 4.28, shall have the following meanings:

       (i) "Environmental Conditions" mean the introduction into the environment of any pollution, including any contaminant, irritant or pollutant or other Hazardous Substance (whether or not such pollution constituted at the time thereof a violation of any Environmental Law as a result of any Release by innoCOMM of any kind whatsoever of any Hazardous Substance) as a result of which innoCOMM has or may become liable to any Person in a material respect or by reason of which any of the Assets or the Business may suffer or be subjected to any Encumbrance.

      (ii) "Environmental Laws" mean all Regulations which regulate or relate to the protection or clean-up of the environment, the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling or disposal of, or emission, discharge or other release or threatened release of, Hazardous Substances or otherwise dangerous substances, wastes, pollution or materials (whether gas, liquid or solid), the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees. Environmental Laws include the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related federal, state or local law.

      (iii) "Hazardous Substance" means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCB's, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any applicable Environmental Laws.

      (iv) "innoCOMM" for purposes of this Section 4.28 means (A) innoCOMM, (B) all Affiliates of innoCOMM, (C) all partnerships, joint ventures and other entities or organizations in which innoCOMM was at any time or is a partner, joint venturer, member or participant and (D) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by innoCOMM or to which innoCOMM has succeeded.

      (v) "Release" means and includes any spilling, leaking, pumping, pouring, exhausting, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

    (b) Notice of Violation. Neither innoCOMM nor any Founder has received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, (i) any Release or threatened Release by innoCOMM of any Hazardous Substance at any location or (ii) an alleged violation of or non-compliance by innoCOMM with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. innoCOMM and Founders have not received any notice of any other claim, demand or Action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release or threatened Release by innoCOMM of any Hazardous Substances.

    (c) Environmental Conditions. There are no present or past Environmental Conditions.

    (d) Notices, Warnings and Records. innoCOMM has given all notices and warnings, made all reports, and has kept and maintained all records required by and in compliance with all Environmental Laws.

    4.29  Brokers; Transaction Costs. Neither innoCOMM nor any Founder has entered into and will not enter into any contract, agreement, arrangement or understanding with any Person, other than Sterling, which will result in the obligation of National or innoCOMM to pay any finder's fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.

    4.30  No Other Agreements to Sell innoCOMM or the Assets. Neither innoCOMM nor any Founder has any legal obligation, absolute or contingent, to any other Person to sell all or substantially all of the Assets or to sell any capital stock of innoCOMM or to effect any merger, consolidation or other reorganization of innoCOMM or to enter into any agreement with respect thereto.

    4.31  Material Misstatements or Omissions. After due inquiry by Founders, innoCOMM believes that no representation, warranty or other statement of innoCOMM to National, whether written or oral, whether included in any materials provided to National prior to the date hereof or the Closing Date and whether included in this Agreement or in any Exhibit or Schedule hereto or in any other documents delivered to National, is, or will be, untrue with respect to any material fact or omits, or will omit, to state a material fact necessary in order to make the statements made not misleading.

    4.32  Securities Laws. Each Founder represents as follows with respect to the National Shares that may be acquired by him pursuant to Section 3.3(c):

    (a) He is acquiring such National Shares for investment for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof, other than as contemplated hereby;

    (b) He has been given the opportunity to obtain any information or documents relating to, and to ask questions and receive answers about, National and the business and prospects of National which he deems necessary to evaluate the merits and risks related to his investment in such shares and to verify the information received, and his knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of his acquisition of such National Shares;

    (c) His financial condition is such that he can afford to bear the economic risk of holding such National Shares for an indefinite period of time and has adequate means for providing for his current needs and contingencies and to suffer a complete loss of his investment in such National Shares;

    (d) All information that he has provided to National concerning himself and his financial position is correct and complete;

    (e) He is an "accredited investor" as defined in Rule 501 under the Securities Act; and

    (f)  He has been advised that (i) National's issuance of the National Shares to him will not have been registered under the Securities Act, (ii) such National Shares may need to be held indefinitely, and he must continue to bear the economic risk of the investment in the National Shares unless they are subsequently registered under the Securities Act or an exemption from such registration is available, (iii) there may not be a public market for the National Shares, (iv) when and if the National Shares may be disposed of without registration in reliance on Rule 144 promulgated under the Securities Act, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule, (v) if the Rule 144 exemption is not available, public sale without registration will require compliance with Regulation A or some other exemption under the Securities Act and (vi) a restrictive legend in the following form shall be placed on the certificates representing the National Shares:

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES LAWS (THE "STATE ACTS"), HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND QUALIFICATION UNDER THE STATE ACTS OR EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS (INCLUDING, IN THE CASE OF THE SECURITIES ACT, THE EXEMPTION AFFORDED BY RULE 144). UNLESS WAIVED BY NATIONAL SEMICONDUCTOR CORPORATION, NATIONAL SEMICONDUCTOR CORPORATION SHALL BE FURNISHED WITH AN OPINION OF COUNSEL OPINING AS TO THE AVAILABILITY OF EXEMPTIONS FROM SUCH REGISTRATION AND QUALIFICATION AS A PRECONDITION TO ANY SUCH TRANSFER.

    Upon request, National shall instruct its transfer agent to remove such restrictive legend as to any National Shares when such shares may be transferred in accordance with Rule 144(k). National also acknowledges that it will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF NATIONAL

    National represents and warrants to innoCOMM and Founders as follows, which representations and warranties are true and correct as of the date hereof and will be, as of the Closing Date, true and correct:

    5.1  Organization of National. National is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. National has full corporate power and authority to conduct its business as presently conducted by it and to own and lease its properties and assets. National is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on National.

    5.2  Authorization. National has all requisite corporate power and authority, and has taken all corporate action necessary, including approval by its Board of Directors, to execute and deliver this Agreement and the Ancillary Agreements, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by National and is, and upon execution and delivery, the Ancillary Agreements will be, legal, valid and binding obligations of National, enforceable against National in accordance with their terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

    5.3  No Conflict or Violation; Consents. None of the execution, delivery or performance of this Agreement or any Ancillary Agreement, the consummation of the transactions contemplated hereby or thereby, nor compliance by National with any of the provisions hereof or thereof, will (a) violate or conflict with any provision of the Second Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws of National, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice, consent or approval under, or result in the creation of any Encumbrance upon any of National's assets under, any material contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which National is a party or by which it is bound or to which any of its assets are subject or (c) violate any Regulation or Court Order. Except as set forth on Schedule 5.3, no notices to, declaration, filing or registration with, approvals or consents of, or assignments by, any Persons (including any federal, state of local governmental or administrative authorities) are necessary to be made or obtained by National in connection with the execution, delivery or performance of this Agreement.

    5.4  No Brokers. Neither National nor any of its officers, directors, employees, stockholders or Affiliates has employed or made any agreement with any broker, finder or similar agent or any Person which will result in the obligation of any Shareholder to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated hereby.

    5.5  Litigation. There are no Actions pending, or to National's knowledge, threatened or anticipated against, related to or affecting National seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

    5.6  National Shares. All of the National Shares issuable pursuant to Section 3.3(c), if any, will be validly issued, fully paid and nonassessable and free of and not subject to any preemptive rights or rights of first refusal created by statute or by National's Second Restated Certificate of Incorporation, as amended, or Amended and Restated Bylaws upon their issuance pursuant to Section 3.3(c).

    5.7  SEC Documents. As of their respective filing dates, each statement or report filed by National with the Securities and Exchange Commission on or after August 3, 2000 (the date of filing by National of its Annual Report on Form 10-K for its fiscal year ended May 28, 2000) pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") (collectively, the "SEC Documents") complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently filed SEC Document.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

    Merger Sub represents and warrants to innoCOMM and Founders as follows, which representations and warranties are true and correct as of the date hereof:

    6.1  Organization of Merger Sub. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub has not conducted any business. National owns all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances.

    6.2  Authorization. Merger Sub has all requisite corporate power and authority, and has taken ll corporate action necessary, to execute and deliver this Agreement and the Agreement of Merger to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Merger Sub and is, and upon execution and delivery, the Agreement of Merger will be, as of the Effective Time, legal, valid and binding obligations of Merger Sub, enforceable against Merger Sub in accordance with their terms, except that enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors.

    6.3  Legal Proceedings. There are no Actions pending, or to Merger Sub's knowledge, threatened or anticipated against, related to or affecting Merger Sub seeking to delay, limit or enjoin the transactions contemplated by this Agreement.

ARTICLE VII

ACTIONS PRIOR TO THE CLOSING

    National, Merger Sub, innoCOMM and Founders covenant as follows for the period from the date hereof through the Effective Time:

    7.1  Conduct of Business. Except as contemplated by this Agreement or as consented to by National in writing, from the date hereof through the Effective Time, innoCOMM shall, and each Founder shall cause innoCOMM (i) to operate the Business in the ordinary course of business and in accordance with past practice and (ii) to not take any action inconsistent with this Agreement, the Ancillary Agreements or the consummation of the Merger. Without limiting the generality of the foregoing, from the date hereof through the Effective Time, innoCOMM shall not and no Founder shall permit innoCOMM to, except as specifically contemplated by this Agreement or as consented to by National in writing:

    (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person;

    (b) except as set forth in Schedule 7.1(b), issue, commit to issue or reserve for issuance any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including options and warrants therefor (other than shares of innoCOMM Common Stock issued upon the exercise of innoCOMM Options or conversion of innoCOMM Preferred Stock), or accelerate the vesting of any innoCOMM Options;

    (c) declare, set aside or make or incur any obligation to pay any dividend or distribution on its capital stock or make or incur any obligation to redeem, purchase or otherwise acquire any of its capital stock except the repurchase of unvested shares at their original purchase price;

    (d) make any change to its Restated Articles or Bylaws;

    (e) mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets;

    (f)  cancel, release or assign any indebtedness owed to it or any claims or rights held by it, except in the ordinary course of business and consistent with past practice;

    (g) make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person, except capital expenditures in the ordinary course of business consistent with past practice;

    (h) terminate any material Contract or make any material change in any material Contract;

    (i)  (A) enter into or modify any employment Contract, (B) pay or agree to pay any compensation to or for any employee, officer or director of innoCOMM other than in the ordinary course of business and consistent with past practice, (C) pay or agree to pay any bonus, incentive compensation, service award or other like benefit other than in the ordinary course of business, consistent with past practice or (D) enter into or modify any other Employee Plan, except as contemplated hereby;

    (j)  enter into or modify any Contract with a Related Party;

    (k) enter into any Contract, which, if entered into on the date hereof would have been listed on Schedule 4.12, unless the same is terminable by innoCOMM on no more than 30 days' written notice without penalty or payment and is entered into in the ordinary course of business consistent with past practice;

    (l)  make any change in any method of accounting or accounting practice;

    (m) fail to pursue the development and introduction of new products and technology advances in connection with the Business on a basis consistent with past practice;

    (n) fail to use its commercially reasonable efforts to (i) retain its employees and independent contractors, (ii) maintain existing relationships with customers and suppliers of innoCOMM and (iii) otherwise preserve the goodwill of the Business; provided that innoCOMM shall not make any material commitment of any kind on behalf of National without National's prior written consent; or

    (o) do any other act which would cause any representation or warranty of innoCOMM or any Founder in this Agreement to be or become untrue in any material respect.

    7.2  Investigation by National. Subject to the Confidentiality Agreement, from the date hereof through the Effective Time, innoCOMM shall afford the Representatives of National and its Affiliates complete access at all reasonable times upon reasonable notice to the Business and the Assets and Liabilities for the purpose of inspecting the same, and to innoCOMM's officers, employees and Representatives, properties, Books and Records and Contracts, and shall furnish National and its Representatives all financial, operating and other data and information (including innoCOMM's Proprietary Rights) as National or its Affiliates, through their respective Representatives, may reasonably request.

    7.3  Notification of Certain Matters. Each party shall give prompt notice to the other of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. Founders and innoCOMM shall promptly notify National of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a failure of the conditions to Closing enumerated in Article IX, and National shall promptly notify innoCOMM of any threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in failure of the conditions to Closing enumerated in Article VIII or delay, limit or enjoin the transactions contemplated by this Agreement.

    7.4  Restrictions on Certain Transactions

    (a) No Solicitation. From the date hereof through the Closing or the earlier termination of this Agreement, neither innoCOMM nor any Founder shall, directly or indirectly (whether on its own or through its Representatives), enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with any Person or group (as defined under Section 13(d) of the Exchange Act) of Persons, other than National, Merger Sub and their respective Representatives, concerning any sale (by license or otherwise) of all or a portion of the Assets (except in the ordinary course of business) or the Business, or of any shares of capital stock of innoCOMM, or any merger, consolidation, liquidation, dissolution or similar transaction involving innoCOMM (each such transaction being referred to herein as a "Proposed Acquisition Transaction"). innoCOMM and each Founder hereby represents that it is not now engaged in discussions or negotiations with any party other than National and Merger Sub with respect to any of the foregoing. innoCOMM and each Founder agree not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which innoCOMM is a party.

    (b) Notification. innoCOMM and each Founder will immediately notify National (orally and in writing) if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any information is requested with respect to any Proposed Acquisition Transaction and notify National of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party. innoCOMM shall also provide National with a copy of any offer received in respect of any Proposed Acquisition Transaction.

    7.5  Approval of Shareholders; Conversion of innoCOMM Preferred Stock.

    (a) Shareholder Approval. Within 14 days after the execution of this Agreement, innoCOMM shall solicit written consents approving this Agreement and the Merger from all of its shareholders. In addition, innoCOMM shall use diligent good faith efforts to obtain, within 21 days after the execution of this Agreement, the written consent of (i) the shareholders of innoCOMM representing at least a majority of the outstanding innoCOMM Series A Preferred Stock and innoCOMM Series B Preferred Stock, voting together as a single class, and (ii) the shareholders of innoCOMM representing all of the outstanding shares of innoCOMM Common Stock. In connection with the solicitation of consents contemplated hereby, the Board of Directors of innoCOMM shall recommend such approval to its shareholders.

    (b) Conversion of innoCOMM Preferred Stock. innoCOMM shall use diligent good faith efforts to cause the holders of innoCOMM Preferred Stock to elect to convert all outstanding shares of innoCOMM Preferred Stock into innoCOMM Common Stock in accordance with the Restated Articles, with such conversions to be effective no later than immediately prior to the Effective Time.

    7.6  Employee Benefit Matters.

    (a) National Options. Certain employees specifically identified on Schedule 7.6(a) will be eligible to receive National Options to purchase the aggregate number of shares of National Common Stock set forth on Schedule 7.6(a) (as adjusted for stock splits, stock dividends, consolidations and the like) as soon as reasonably practicable after the Closing. The allocation of options and the terms thereof will be generally consistent with National's current policies.

    (b) Incentive Bonus Program. Prior to the Closing Date, innoCOMM shall establish an incentive bonus program for those innoCOMM employees who are not Founders and who have accepted offers of employment made by National in connection with this transaction as of the Closing substantially in the form attached hereto as Exhibit C. National shall assume the incentive bonus program in connection with the Merger.

    (c) Incentive Pay Programs. National agrees that all employees of innoCOMM who accept employment with National shall be eligible to participate in National's incentive pay programs to the same extent as other similarly situated National employees.

    7.7  Employment Agreements, Non-Compete Agreements and Other Employee Matters. innoCOMM shall use reasonable efforts to cause each person listed on Schedule 1.1(b) to enter into an Employment Agreement and each person listed on Schedule 1.1(d) to enter into an Non-Compete Agreement. In addition, innoCOMM shall use reasonable efforts to cause all employees who accept employment with National to enter into National's standard assignment of inventions agreement and the other agreements routinely entered into between National and its employees.

    7.8  Export Control Violations. innoCOMM shall prepare, with consultation from National, documentation disclosing innoCOMM's violations of export control Regulations and shall file such documentation with the relevant governmental agencies, including without limitation the United States Department of Commerce, prior to the Closing Date.

    7.9  Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Effective Time, (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements, (ii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder, and (iii) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use reasonable efforts (A) to obtain the Consents listed on Schedule 7.9 hereto (provided, however, that no amendment or modification shall be made to any Contract to obtain such Consent without National's consent), (B) to obtain all necessary Permits, (C) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities, and (D) to fulfill all conditions to this Agreement.

    7.10  Collection of Micronas Receivable. innoCOMM shall use its best efforts to collect, in cash, from Micronas Semiconductor Holding AG ("Micronas"), or to obtain Micronas' agreement to permit National to set off against any amounts payable by National to Micronas pursuant to Section 3.2 hereof, all amounts due and payable on or prior to the Closing Date, but not yet received, under the Investment and Co-Operation Agreement between innoCOMM and Micronas dated April 14, 2000 (the "Micronas Agreement"). innoCOMM will not forgive any amounts due from Micronas without the prior consent of National. In addition, innoCOMM shall use reasonable efforts to obtain Micronas' agreement to terminate the Micronas Agreement and release innoCOMM from any further obligations or liability thereunder.

    7.11  Indemnification. innoCOMM shall and from and after the Effective Time, the Surviving Corporation and National shall, indemnify, defend and hold harmless the present and former directors and officers of innoCOMM (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including reasonable attorneys' fees and expenses), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person is or was a director or officer of innoCOMM whether pertaining to any matter existing at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time ("Indemnified Liabilities"), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent a corporation is permitted under innoCOMM's bylaws in effect immediately prior to the Merger and under the California GCL as the same exists or may hereafter be amended (but, in the case of any amendment, only to the extent that such amendment permits broader rights than such law permitted prior to such amendment and only to the extent such amendment is not retroactively applicable) to indemnify its own directors or officers, as the case may be. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Parties (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Surviving Corporation, and innoCOMM or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of reasonable documented expenses incurred, in either case to the fullest extent and in the manner permitted by the California GCL; and (ii) innoCOMM or the Surviving Corporation will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither innoCOMM nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Any Indemnified Party wishing to claim indemnification under this Section 7.12, upon learning of any such claim, action, suit proceeding or investigation, shall promptly notify National and innoCOMM (or after the Effective Time, the Surviving Corporation) (but the failure so to notify shall not relieve a party from any liability which it may have under this Section 7.12 except to the extent such failure materially prejudices such party). The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. innoCOMM, National and Merger Sub agree that all rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of not less than seven years from the Effective Time; provided, however, that all rights to indemnification in respect of any Indemnified Liabilities asserted or made within such period shall continue until the disposition of such Indemnified Liabilities.

    7.12  Obligations of Merger Sub. National will take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS of innoCOMM and FOUNDERS

    The obligations of innoCOMM and Founders to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date, of each of the following conditions unless waived by innoCOMM and the Founders in their discretion:

    8.1  Representations, Warranties and Covenants. All representations and warranties of National and Merger Sub contained in this Agreement shall be true and correct in all respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (without giving effect to any limitations with respect to materiality set forth therein) except as would not have a Material Adverse Effect on National or Merger Sub. National and Merger Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by them prior to or at the Closing Date. There shall be delivered to Founders a certificate (signed by a Senior Vice President or more senior officer of National) to the foregoing effect ("National's Closing Certificate").

    8.2  Consents. All consents, approvals and waivers from governmental authorities necessary for the valid consummation of the Merger shall have been obtained. innoCOMM and the Founders shall be reasonably satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and that National shall have complied in all material respects with all Regulations applicable to the transactions contemplated hereby and thereby.

    8.3  No Court Orders. There shall not be any Regulation or Court Order that makes the transactions contemplated hereby or by the Ancillary Agreements illegal or otherwise prohibited, and no proceeding shall have been threatened or instituted seeking to restrain or enjoin or otherwise prevent consummation of the transactions contemplated hereby or which question the validity or legality of the same.

    8.4  Closing Documents. Founders shall have received from National and Merger Sub the documents and other items to be delivered by National and Merger Sub pursuant to Section 10.2 of this Agreement.

    8.5  Opinion of Counsel. National shall have delivered to innoCOMM an opinion of John M. Clark III, Senior Vice President, General Counsel and Secretary of National, dated as of the Closing Date, in form and substance reasonably acceptable to innoCOMM, covering the matters set forth on Exhibit D hereto.

    8.6  Shareholder Approval. This Agreement, the Merger and all other actions necessary to consummate the transactions contemplated hereby shall have been approved by the Shareholders to the extent required by the California GCL and innoCOMM's Restated Articles.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF NATIONAL AND MERGER SUB

    The obligations of National and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date, of each of the following conditions unless waived by National and Merger Sub in their discretion:

    9.1  Representations, Warranties and Covenants. All representations and warranties of each Founder and innoCOMM contained in this Agreement shall be true and correct in all respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date (without giving effect to any limitations with respect to materiality set forth therein) except as would not have a Material Adverse Effect on innoCOMM. Each Founder and innoCOMM shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date. There shall be delivered to National a certificate (signed by the President of innoCOMM) to the foregoing effect ("innoCOMM's Closing Certificate").

    9.2  Shareholder Approval. Shareholders of innoCOMM representing at least (a) a majority of the outstanding shares of innoCOMM Series A Preferred Stock and innoCOMM Series B Preferred Stock, voting together as a single class, on an as-converted-to-common-stock basis, and (b) all of the outstanding shares of innoCOMM Common Stock shall have consented to, approved and adopted this Agreement and the Merger and agreed to take all other actions necessary or required to consummate the transactions contemplated hereby.

    9.3  Approvals. All of the Consents listed on Schedule 7.9 hereto and all Consents from governmental authorities and from other parties necessary to the consummation of the transactions contemplated hereby and by the Ancillary Agreements shall have been obtained. National shall be reasonably satisfied that all approvals required under any Regulations to carry out the transactions contemplated by this Agreement and the Ancillary Agreements shall have been obtained and that innoCOMM and the Founders shall have complied in all material respects with all Regulations applicable to the transactions contemplated hereby and thereby.

    9.4  No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby or by the Ancillary Agreements and which could reasonably be expected to damage in any material respect National, innoCOMM, the Assets or National's ability to operate the Business if the transactions contemplated hereby or thereby are consummated.

    9.5  Opinion of Counsel. Founders and innoCOMM shall have delivered to National an opinion of Gray Cary Ware & Freidenrich LLP, counsel to innoCOMM, dated as of the Closing Date, in form and substance reasonably acceptable to National covering the matters set forth on Exhibit E hereto.

    9.6  Employee Matters and Non-Compete Agreements. At least eighty-five percent (85%) of the technical employees identified on Schedule 9.6 hereto shall have signed offers of employment with National, shall be available to commence work after the Closing and shall not have made any indication to National, innoCOMM or any Founder that such individual has a present intent to terminate the individual's employment or contractual relationship, as applicable. In addition, the individuals listed on Schedule 1.1(b) shall have delivered the Employment Agreements and the individuals on Schedule 1.1(d) shall have delivered the Non-Compete Agreements.

    9.7  Certificates. innoCOMM shall furnish National with a certificate from the Secretary of innoCOMM certifying that the requisite shareholder approval specified in Section 9.2 has been obtained and attaching a copy of (a) innoCOMM's board resolutions authorizing the transactions contemplated hereby, (b) the Restated Articles, certified by the California Secretary of State, and (c) the Bylaws of innoCOMM ("innoCOMM's Secretary's Certificate").

    9.8  Closing Documents. National shall have received from Founders and innoCOMM the documents and other items described in Section 10.1 and such other documents and items as National may reasonably require.

    9.9  No Material Adverse Change. There shall have been no Material Adverse Effects on innoCOMM.

    9.10  401(k) Plan. Unless National requests otherwise in writing, the Board of Directors of innoCOMM shall adopt resolutions terminating, effective at least two (2) days prior to the Closing Date, any Employee Plan which is intended to meet the requirements of Section 401(k) of the Code (each such Employee Plan, a "401(k) Plan"). At the Closing, innoCOMM shall provide National with (i) executed resolutions of the Board of Directors of innoCOMM authorizing such termination and (ii) an executed amendment to each such 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of each such 401(k) Plan will be maintained at the time of termination.

    9.11  280G Shareholder Approval. innoCOMM, the shareholders of innoCOMM and any person who is a "disqualified individual" (as defined in Section 280G(c) of the Code and the proposed Treasury Regulations promulgated thereunder) with respect to innoCOMM shall have taken any and all actions necessary to provide that no payment or acceleration of any right to benefits or payment pursuant to this Agreement, any Employee Plan, Contract or any other plan or arrangement shall constitute an "excess parachute payment" within the meaning of Section 280G(b)(1). National and innoCOMM each acknowledge and agree that such actions may include, but are not necessarily limited to, the approval by the shareholders of innoCOMM of the right of to receive or retain such payments or benefits, which approval satisfies the requirements of Section 280G(b)(5)(B) of the Code and the proposed Treasury Regulations promulgated thereunder.

    9.12  Export Control Violations. innoCOMM shall have filed the documentation contemplated by Section 7.8 with respect to violations of export control Regulations with all relevant governmental agencies, including without limitation the United States Department of Commerce.

    9.13  Micronas Agreement. Between January 1, 2001 and the Closing Date, innoCOMM shall have (i) collected at least $1,151,700.00 from Micronas for amounts due under the Micronas Agreement, or (ii) obtained a written agreement from Micronas stating that National may set off against any amounts payable by National to Micronas pursuant to Section 3.2 hereof all amounts owed by Micronas to innoCOMM under the Micronas Agreement. In addition, innoCOMM and Micronas shall have entered into an agreement terminating the Micronas Agreement and releasing one another from any further obligations or liability thereunder (except to the extent of amounts owed by Micronas to innoCOMM thereunder to the extent not previously paid).

ARTICLE X

CLOSING

    On the Closing Date at the Closing Place:

    10.1  Deliveries of Documents by Founders and innoCOMM to National. Each Founder and innoCOMM shall deliver (or cause to be delivered) to National or Merger Sub, as applicable:

    (a) the Ancillary Agreements to which it is a party;

    (b) a certificate of corporate good standing issued by the Secretary of State of the State of California for innoCOMM, dated not more than five business days prior to the Closing Date, together with a facsimile bring-down from an attorney service dated not more than one business day prior to the Closing Date;

    (c) innoCOMM's Closing Certificate referenced in Section 9.1 and innoCOMM's Secretary's Certificate referenced in Section 9.7;

    (d) the opinion of counsel to Founders and innoCOMM described in Section 9.5;

    (e) the written resignations of all officers and directors of innoCOMM; and a Form W-9.

    10.2  Deliveries of Documents by National to Founders and innoCOMM. National shall deliver to Founders or innoCOMM, as applicable:

    (a) National's Closing Certificate referenced in Section 8.1;

    (b) the opinion of National's counsel described in Section 8.5; and

    (c) the Ancillary Agreements to which National is a party.

ARTICLE XI

ACTIONS BY FOUNDERS, innoCOMM
AND NATIONAL AFTER THE CLOSING

    11.1  Books and Records; Tax Matters.

    (a) Founders, innoCOMM, National and Merger Sub agree that so long as any books, records and files relating to the Business, Assets or operations of innoCOMM, to the extent that they pertain to the operations of innoCOMM prior to the Closing Date, remain in existence and available, each party (at its expense) shall, upon prior notice, have the right to inspect and to make copies of the same at any time during business hours for any proper purpose.

    (b) National covenants and agrees that in the event it or innoCOMM receives any notice or inquiry from the Internal Revenue Service with respect to the characterization of any payments made under this Agreement or any Ancillary Agreement, National will give prompt written notice to the Shareholder Representative concerning such notice or inquiry. National agrees to report the consideration delivered under this Agreement in a manner consistent with the terms hereof.

ARTICLE XII

INDEMNIFICATION

    12.1  Survival of Representations. All statements contained in this Agreement, any schedule or in any certificate or instrument of conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of

innoCOMM and Founders contained herein shall survive the Closing Date for a period of (and claims based upon or arising out of such representations and warranties may be asserted at any time before the date which shall be) twelve (12) months after the Closing Date; provided, however, the representations and warranties in Section 4.9 (Title to Assets), Section 4.19 (Employee Benefit Plans) and Section 4.23 (Tax Matters) shall survive for a period equal to the relevant statute of limitations (including any extensions thereof) plus 30 calendar days. No investigation made by any of the parties hereto shall in any way limit the representations and warranties of the parties. On the Closing Date all representations and warranties contained in this Agreement and made by any Founder or innoCOMM shall expire as to innoCOMM and thereafter will be deemed to have been made exclusively by the Founders and the Shareholders. The termination of the representations and warranties provided herein shall not affect the rights of a party in respect of any claim made by such party in a writing received by the other party prior to the expiration of the applicable survival period provided herein.

    12.2  Indemnification.

    (a) General. The Employee Shareholders shall jointly and severally indemnify, save and hold harmless National and its Affiliates and its and their respective Representatives from and against any and all costs, losses (including diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including any clean-up or remedial action), damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing, in each case after taking into account any insurance proceeds received by the indemnified Person and related tax benefits (herein, "Damages"), incurred in connection with, arising out of, resulting from or incident to: (i) any breach of any representation or warranty or the inaccuracy of any representation or warranty, made by innoCOMM or any Founder in this Agreement; (ii) any breach of any covenant or agreement made by innoCOMM or any Founder in this Agreement; (iii) any violation of export control Regulations, whether or not disclosed by innoCOMM or the Founders to National and Merger Sub; and (iv) any claim made by Pro Associates that it has a right to receive shares of innoCOMM capital stock, whether or not disclosed by innoCOMM or the Founders to National and Merger Sub. Notwithstanding anything else to the contrary contained herein, the indemnity obligations of the Employee Shareholders in this Section 12.2 shall at no time exceed the aggregate amount payable by National pursuant to Section 3.3(b), as adjusted pursuant to Section 3.7.

    The term "Damages" is not limited to matters asserted by third parties against an indemnified Person, but includes Damages incurred or sustained by the indemnified Person in the absence of third party claims. Payments by an indemnified Person of amounts for which it is indemnified hereunder shall not be a condition precedent to recovery.

    (b) Procedure for Claims between Parties. If a claim for Damages is to be made by a party entitled to indemnification hereunder, the party claiming such indemnification shall give written notice to the Shareholder Representative as soon as practicable after the indemnified Person becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 12.2. Any failure to submit any such notice of claim to the Shareholder Representative shall not relieve any Employee Shareholder of any liability hereunder, except to the extent such Employee Shareholder is actually prejudiced by such failure. The Employee Shareholders shall be deemed to have accepted the notice of claim and to have agreed to pay the Damages at issue if the Shareholder Representative does not send a notice of disagreement to the indemnified Person within 30 calendar days after receiving the notice of claim. In the case of a disputed claim, the parties shall use best efforts to resolve the matter internally on an expeditious basis and in any event within 45 calendar days after the notice is received by the Shareholder Representative.

    (c) Defense of Third-Party Claims. If any lawsuit or enforcement action is filed against any indemnified Person, written notice thereof shall be given to the Shareholder Representative as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any indemnified Person to give timely notice hereunder shall not affect rights to indemnification hereunder, except to the extent that the Employee Shareholders demonstrate they were actually prejudiced by such failure. After such notice, if the Shareholder Representative shall acknowledge in writing to the indemnified Person that the Employee Shareholders shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the Employee Shareholders shall be entitled, if they so elect at their own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of their own choice to handle and defend the same unless the named parties to such action or proceeding include both an Employee Shareholder and the indemnified Person and the indemnified Person has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified Person that are different from or additional to those available to the Employee Shareholder(s), in which event the indemnified Person shall be entitled, at the Employee Shareholders' cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified Person, such consent not to be unreasonably withheld. The indemnified Person shall cooperate in all reasonable respects with the Employee Shareholders and their attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified Person may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. The parties shall cooperate with each other in any notifications to insurers. If the Employee Shareholders fail to assume the defense of such claim within 15 calendar days after receipt of the notice of claim by the Shareholder Representative, the indemnified Person against which such claim has been asserted will (upon delivering notice to such effect to the Shareholder Representative) have the right to undertake, at the Employee Shareholders' cost, risk and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the Employee Shareholders; provided, however, that such claim shall not be compromised or settled without the written consent of the Shareholder Representative, which consent shall not be unreasonably withheld. If the indemnified Person assumes the defense of the claim, the indemnified Person will keep the Shareholder Representative reasonably informed of the progress of any such defense, compromise or settlement. The Employee Shareholders shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 12.2 and for any final judgment (subject to any right of appeal), and the Employee Shareholders shall indemnify and hold harmless an indemnified Person from and against any Damages by reason of such settlement or judgment.

    (d) Brokers and Finders. Pursuant to the provisions of this Section 12.2, National, on the one hand, and Employee Shareholders, on the other, shall indemnify, hold harmless and defend the other from the payment of any and all brokers' and finders' expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying Person, or may have been earned by any third party acting on behalf of the indemnifying Person in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby, except for the payments to be made to Sterling in the amounts and in the manner contemplated hereby.

    (e) Right of Offset. Anything in this Agreement to the contrary notwithstanding, National may withhold and set off against any amounts due the Employee Shareholders under Section 3.3(b) hereof, any amount as to which the Employee Shareholders are obligated to indemnify National and its Affiliates and its and their respective Representatives (or any of them) pursuant to this Section 12.2. National shall notify the Shareholder Representative in writing of any claim it has for such set off promptly after National discovers the basis for any such set off claim. Such notice shall include the amount of the intended set off (to the extent then known), the basis for such set off claim and the date of the intended set off (to the extent then known). Any disputes hereunder with respect to a set off shall be resolved in accordance with Section 14.12 hereof.

    (f)  Limitations. National's rights to setoff set forth in Section 12.2(e) shall be National's sole remedy under this Agreement against the Shareholders in the absence of fraud, willful misrepresentation or an intentional breach of any covenants or agreements of any party under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto. National shall not be entitled to recover for any Damages until such time as the Damages in the aggregate reasonably claimed by National exceed $200,000 (the "Damage Threshold"), at which time National shall be entitled to be indemnified against and compensated and reimbursed for all such Damages, including Damages included in the Damage Threshold; provided, however, that the Damage Threshold shall not apply to Damages relating to violations of export control Regulations or Damages arising out any claim made by Pro Associates that it has a right to receive shares of innoCOMM capital stock or options. In no event shall the Shareholders' actual aggregate cumulative liability for Damages under this Agreement exceed the aggregate amount payable by innoCOMM to the Employee Shareholders pursuant to Section 3.3(b) and each such Shareholder's liability shall be capped at such Shareholder's pro rata share of the aggregate amount payable by innoCOMM to the Employee Shareholders pursuant to Section 3.3(b).

    12.3  No Right of Indemnification or Contribution. Each of the Founders hereby agrees that he will not make any claim for indemnification against innoCOMM by reason of the fact that he was a director, officer, employee or agent of innoCOMM or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by National against such Founder (whether such action, suit, proceeding, complaint, claim or demand is pursuant to this Agreement, applicable law or otherwise). After the Closing, innoCOMM shall have no liability to indemnify National or any Shareholder on account of the breach of any representation or warranty or the nonfulfillment of any covenant or agreement of any Shareholder; and, except as set forth in Section 7.12, no Shareholder shall have any right of contribution against innoCOMM (unless such claim for contribution relates to a Liability of innoCOMM existing at or arising after the Closing Date and the existence of such Liability does not breach any of Founder's representations and warranties contained herein).

ARTICLE XIII

SHAREHOLDER REPRESENTATIVE

    13.1  Election and Replacement. During the period ending upon the date when all obligations under this Agreement have been discharged (including all indemnification obligations under Section 12.2 hereof), Employee Shareholders who immediately prior to the Effective Time held an aggregate number of shares of innoCOMM Common Stock, including shares issuable upon exercise of innoCOMM Options, which exceeded 50% of the number of shares of innoCOMM Common Stock, including shares issuable upon exercise of innoCOMM Options, held by Employee Shareholders immediately prior to the Effective Time (a "Majority"), may, from time to time upon written notice to the Shareholder Representative and National, remove the Shareholder Representative (including any appointed by National) or appoint a new Shareholder Representative to fill any vacancy created by the death, incapacitation, resignation or removal of the Shareholder Representative. Furthermore, if the Shareholder Representative dies, becomes incapacitated, resigns or is removed by a Majority, the Majority shall appoint a successor Shareholder Representative to fill the vacancy so created. If the

Majority is required to but has not appointed a successor Shareholder Representative within fifteen (15) business days from a request by National to appoint a successor Shareholder Representative, National shall have the right to appoint a Shareholder Representative to fill any vacancy so created from the directors of innoCOMM prior to the Merger, and shall advise the Employee Shareholders of such appointment by written notice. A copy of any appointment by the Majority of any successor Shareholder Representative shall be provided to National promptly after it shall have been effected.

    13.2  Authority. The Shareholder Representative shall be authorized to take any action and to make and deliver any certificate, notice, consent or instrument required or permitted to be made or delivered under this Agreement or under the documents referred to in this Agreement (an "Instrument") which the Shareholder Representative determines in his discretion to be necessary, appropriate or desirable, and, in connection therewith, to hire or retain, at the sole expense of the Employee Shareholders, such counsel, investment bankers, accountants, representatives and other professional advisors as he determines in his sole and absolute discretion to be necessary, advisable or appropriate in order to carry out and perform his rights and obligations hereunder. Any party receiving an Instrument from the Shareholder Representative shall have the right to rely in good faith upon such Instrument, and to act in accordance with the Instrument without independent investigation. The Employee Shareholders shall share, on a pro rata basis based upon the number of shares of innoCOMM Common Stock held by each such Employee Shareholder or subject to innoCOMM Options held by such Employee Shareholder immediately prior to the Effective Time, the expenses of the Shareholder Representative. Upon the written request of the Shareholder Representative delivered to National prior to the one-year anniversary of the Effective Time, National shall withhold from the payments contemplated by Section 3.3(b) and pay to the Shareholder Representative an amount equal to expenses incurred by the Shareholder Representative through the date of his or her written request to National. The Shareholder Representative shall certify in any such written request that the amount to be withheld from the payments to be made pursuant to Section 3.3(b) represents actual, reasonable expenses incurred by the Shareholder Representative pursuant to this Section 13.2.

    13.3  No Liability of National. National (and the Surviving Corporation) shall have no liability to any of the Employee Shareholders or otherwise arising out of the acts or omissions of the Shareholder Representative or any disputes among the Employee Shareholders or with the Shareholder Representative. National may rely entirely on its dealings with, and notices to and from, the Shareholder Representative to satisfy any obligations it might have under this Agreement or otherwise to the Shareholders. The Employee Shareholders shall indemnify National and Merger Sub for any damages suffered, including, but not limited to, attorneys' fees and other costs, as a result of National or Merger Sub's good faith reliance on the acts or omissions of the Shareholder Representative.

ARTICLE XIV

MISCELLANEOUS

    14.1  Termination.

    (a) This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (whether or not shareholder approval has been obtained):

       (i) By mutual written consent of National and innoCOMM;

      (ii) By National if there is a breach of any representation or warranty set forth in Article IV which breach has had a Material Adverse Effect on innoCOMM or a material breach of any covenant or agreement to be complied with or performed by innoCOMM and any Founder pursuant to the terms of this Agreement and such breach, if capable of cure, shall not have been cured within ten days of notice thereof;

      (iii) By Founders or innoCOMM if there is a material breach of any representation or warranty set forth in Article V or Article VI or any covenant or agreement to be complied with or performed by National or Merger Sub pursuant to the terms of this Agreement and such breach, if capable of cure, shall not have been cured within ten days of notice thereof; or

      (iv) By either innoCOMM or National if the Merger shall not have been consummated by February 28, 2001 for any reason; provided, however, that the right to terminate this Agreement under this clause (iv) shall not be available to any party whose action or failure to act has been the principal cause of the failure of the Merger to occur on or before such date and such action or failure to act constitutes a material breach of this Agreement; provided further that if the Merger shall not have been consummated by February 28, 2001 because of the failure to satisfy a condition capable of being satisfied before March 31, 2001, the right of either innoCOMM or National to terminate this Agreement pursuant to this clause (iv) shall not arise until March 31, 2001;

    (b) In connection with an extension of time to complete the Merger pursuant to the second proviso of clause (iv) of Section 14.1(a), National shall lend to innoCOMM up to $3,000,000, with the exact amount to be borrowed to be set by innoCOMM in its discretion at the time of the loan. Such loan shall be unsecured and shall bear interest at a rate of 10% per annum. All interest and principal payable under the loan shall be due and payable on June 30, 2001;

    (c) In the event of termination of this Agreement:

       (i) The provisions of the Confidentiality Agreement shall continue in full force and effect;

      (ii) Except as provided in Section 14.1(c), no party hereto shall have any liability to any other party to this Agreement, except for any breach of, or misrepresentation made in, this Agreement occurring prior to the proper termination of this Agreement; and

      (iii) In the case of a termination of this Agreement by innoCOMM or Founders pursuant to clause (iii) of Section 14.1(a), National agrees that it will lend to innoCOMM up to $3,000,000, with the exact amount to be borrowed to be set by innoCOMM in its discretion at the time of the loan. Such loan shall be unsecured and shall bear interest at a rate of 10% per annum. All interest and principal payable under the loan shall be due and payable on June 30, 2001.

    14.2  Assignment; No Third-Party Beneficiaries. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by innoCOMM or any Founder without the prior written consent of National, or by National or Merger Sub without the prior written consent of innoCOMM and the Founders. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns and the Persons indemnified pursuant to Section 12.2 hereof, any legal or equitable rights hereunder.

    14.3  Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by confirmed telecopy; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested, as follows:

            If to National, Merger Sub, or, if after the Closing, to innoCOMM:

            National Semiconductor Corporation
            2900 Semiconductor Drive
            Mail Stop 16-365
            Santa Clara, CA 95051
            Telecopy: (408) 721-1666
            Attention: Russell Melton

            With copies to:

            National Semiconductor Corporation
            1090 Kifer Road Mail Stop 16-135
            Sunnyvale, CA 94086
            Telecopy: (408) 733-0293
            Attention: John M. Clark III; and

            Latham & Watkins
            135 Commonwealth Drive
            Menlo Park, CA 94025
            Telecopy: (650) 463-2600
            Attention: Ora T. Fisher

            If to innoCOMM prior to Closing:

            innoCOMM Wireless, Inc.
            5825 Oberlin Drive, Suite 400
            San Diego, CA 92121
            Telecopy: (858) 677-9981
            Attention: Bernard Xavier

    If to a Founder, to the address of such Founder as set forth on the signature page hereto.

    In case of each of the foregoing, with a copy to:

            Gray Cary Ware & Freidenrich LLP
            4365 Executive Drive, Suite 1600
            San Diego, CA 92121
            Telecopy: (858) 677-1477
            Attention: Scott M. Stanton

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

    14.4  Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California except with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters the law of the jurisdiction under which the respective entity derives its powers shall govern.

    14.5  Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, the Agreement of Merger, the Certificate of Merger, the Ancillary Agreements, and the Confidentiality Agreement (which the parties agree shall terminate on the Closing Date), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, including without limitation the Memorandum of Understanding dated December 28, 2000. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

    14.6  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    14.7  Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

    14.8  Expenses. National, Merger Sub, innoCOMM and Founders will each be liable for their own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, in no event shall National be responsible for any Taxes owed by any holder of innoCOMM Capital Stock or innoCOMM Options as a result of this Agreement and the transactions contemplated hereby.

    14.9  Publicity. Except as required by law or on advice of counsel, no party hereto shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior written approval of the other parties. The parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof.

    14.10  Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with, their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity

    14.11  Attorneys' Fees. If any party to this Agreement brings an action to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation reasonable attorneys' fees, incurred in connection with such action, including any appeal of such action.

    14.12  Service of Process, Consent to Jurisdiction.

    (a) Service of Process. Each of the parties hereto irrevocably consents to the service of any process, pleading, notices or other papers by the mailing of copies thereof by registered, certified or first class mail, postage prepaid, to such party at such party's address set forth herein, or by any other method provided or permitted under California law.

    (b) Consent and Jurisdiction. Each party hereto irrevocably and unconditionally (1) agrees that any suit, action or other legal proceeding arising out of this Agreement may be brought in the United States District Court for the Northern District of California, San Jose Division or, if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the County of Santa Clara, California; (2) consents to the jurisdiction of any such court in any such suit, action or proceeding; and (3) waives any objection which such party may have to the laying of venue of any such suit, action or proceeding in any such court.

    (c) Cumulative Remedies. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

    14.14  Sterling Fees. National shall pay to Sterling on the Closing Date the lesser of (x) One Million Dollars ($1,000,000.00) or (y) fifty percent (50%) of the actual fees and expenses payable to Sterling in connection with the services rendered by Sterling to innoCOMM in connection with the negotiation, preparation, execution and performance of this Agreement and the transactions contemplated hereby.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

NATIONAL SEMICONDUCTOR CORPORATION, a Delaware corporation
By:	/s/ PATRICK J. BROCKETT
Name: Patrick J. Brockett Its:
NESSHIN ACQUISITION SUB, INC., a California corporation
By:	/s/ JOHN M. CLARK III
Name: John M. Clark III Its: Secretary
INNOCOMM WIRELESS, INC., a California corporation
By:	BERNARD XAVIER
Name: Bernard Xavier Its: Chief Executive Officer
BERNARD XAVIER, an individual
/s/ BERNARD XAVIER
Address:	2857 Crystal Ridge Road Encinitas, CA 92024
DANIEL MEACHAM, an individual
/s/ DANIEL MEACHAM
Address:	1547 Hornblend San Diego, CA 92109
IBRAHIM YAYLA, an individual
/s/ IBRAHIM YAYLA
Address:	8447 Santa Fe Drive Encinitas, CA 92024

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  Exhibit 10.1
AGREEMENT AND PLAN OF MERGER
TABLE OF CONTENTS
TABLE OF SCHEDULES
TABLE OF EXHIBITS
AGREEMENT AND PLAN OF MERGER
RECITALS
AGREEMENT
ARTICLE I
ARTICLE II
ARTICLE III
ARTICLE IV
ARTICLE V
ARTICLE VI
ARTICLE VII
ARTICLE VIII
ARTICLE IX
ARTICLE X
ARTICLE XI
ARTICLE XII
ARTICLE XIII
ARTICLE XIV